UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Helix BioMedix, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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♦, 2012

Dear Stockholder:

The Board of Directors and management of Helix BioMedix, Inc. cordially invite you to attend the special meeting of stockholders of Helix BioMedix, Inc., which will be held on ♦, 2012 at ♦ a.m. local time at ♦.

The enclosed notice of the special meeting and proxy statement describe the matters to be acted upon by Helix BioMedix stockholders at the special meeting.

Your vote is very important.  Therefore, whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card, in the return-addressed envelope provided, to American Stock Transfer and Trust Company, Attn.: Proxy Department, 6201 15th Avenue, Brooklyn, New York 11219-9821, or vote by telephone or via the internet pursuant to the instructions on the proxy card.  If you attend the meeting and wish to vote in person, you may do so even though you have previously voted.

Sincerely,

R. STEPHEN BEATTY President and Chief Executive Officer

HELIX BIOMEDIX, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held on ♦, 2012
♦ a.m. local time

Notice is hereby given that a special meeting of stockholders of Helix BioMedix, Inc., a Delaware corporation, will be held on ♦, 2012 at ♦ a.m. local time at ♦ (the “Meeting”) for the following purpose:

To consider and vote upon a proposal to amend our Certificate of Incorporation (as amended to date, the “Certificate of Incorporation”) to effect a 1-for-300 reverse stock split (the “Reverse Stock Split”) of our common stock, par value $0.001 per share (the “Common Stock”), which, if approved, would enable us to suspend our periodic reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and thereby forego many of the expenses associated with operating as a public reporting company.  A copy of the proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split is attached as Annex A to the proxy statement.

As a result of this proposed amendment:

•
each share of Common Stock held of record by a stockholder owning fewer than 300 shares immediately prior to the effective time of the Reverse Stock Split (the “Cashed-Out Stockholders”) will be converted into the right to receive $0.60 in cash per pre-split share of Common Stock, subject to any applicable U.S. federal, state and local withholding tax, and without interest; and

•
stockholders that hold at least one share of Common Stock after the Reverse Stock Split will continue as our stockholders (the “Continuing Stockholders”), and to the extent the amount of shares owned by such Continuing Stockholders following the Reverse Stock Split is not equally divisible by 300, any resulting fractional shares will remain as fractional shares and such Continuing Stockholders will not be entitled to receive any cash payment.

For example:

•
if a stockholder held of record 299 shares of our Common Stock immediately prior to the effective time of the Reverse Stock Split, such shares would be converted into the right to receive an aggregate of $179.40 on a pre-split basis as a result of the Reverse Stock Split, subject to any applicable U.S. federal, state and local withholding tax, and without interest;

•
if a stockholder held of record 300 shares of our Common Stock immediately prior to the effective time of the Reverse Stock Split, such stockholder would continue as a Continuing Stockholder and would hold of record one share of our Common Stock as a result of the Reverse Stock Split; and

•
if a stockholder held of record 301 shares of our Common Stock immediately prior to the effective time of the Reverse Stock Split, such stockholder would continue as a Continuing Stockholder and would hold of record one whole share of our Common Stock and 1/300 fractional share of our Common Stock as a result of the Reverse Stock Split and would not be entitled to receive any cash payment.

After careful consideration of several factors, our Board of Directors (the “Board”) and a special committee of the Board, which was established to evaluate and review the transaction (the “Special Committee”), concluded that the costs associated with our being a public reporting company are not justified by the benefits.  The Special Committee and the Board determined that the $0.60 per share price to be paid to the Cashed-Out Stockholders for shares of Common Stock that are cashed-out as a result of the Reverse Stock Split represents fair value for our Common Stock.  The Special Committee and the Board based this determination upon, among other things, the fairness opinion of Cascadia Capital, LLC, an independent valuation firm.

The Special Committee and the Board fully considered and reviewed the terms, purposes, alternatives and effects of the proposed Reverse Stock Split.  Based on this review and on the recommendation of the Special Committee, the Board unanimously determined that the Reverse Stock Split is procedurally and substantively fair to our affiliated and unaffiliated stockholders, including the Cashed-Out Stockholders and Continuing Stockholders.

Notwithstanding the foregoing, the Board has reserved the right to abandon the Reverse Stock Split if it believes the Reverse Stock Split is no longer in our best interests, and the Board has retained authority, in its discretion, to withdraw the Reverse Stock Split from the agenda of the Meeting prior to any vote. In addition, even if the Reverse Stock Split is approved by stockholders at the Meeting, the Board may determine not to implement the Reverse Stock Split if it subsequently determines that the Reverse Stock Split is not in our best interests.

Stockholders of record at the close of business on ♦, 2012 are entitled to receive notice of, and to vote at, the Meeting or any adjournment or postponement thereof.  Stockholders are cordially invited to attend the Meeting in person.  For ten days prior to and throughout the Meeting, a complete list of the stockholders entitled to vote at the Meeting will be available for examination by any stockholder for any purpose relating to the Meeting during ordinary business hours at the offices of Helix BioMedix, Inc. at the address set forth below.

By Order of the Board of Directors,

R. STEPHEN BEATTY President and Chief Executive Officer

Helix BioMedix, Inc.
22121 17th Avenue S.E., Suite 112
Bothell, Washington 98021

♦, 2012

IMPORTANT: Please fill in, date, sign and return the enclosed proxy in the return-addressed envelope to ensure that your shares are represented at the Meeting. If you attend the Meeting, you may vote in person, if you wish to do so, even though you have previously voted. Return proxies to American Stock Transfer and Trust Company, Attn.: Proxy Department, 6201 15th Avenue, Brooklyn, New York 11219-9821.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DOCUMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

Important Notice Regarding the Availability of Proxy Materials for the
Special Meeting of Stockholders to be held on ♦, 2012:
This Proxy Statement is available at
https://materials.proxyvote.com/423287

2

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	1
The Reverse Stock Split	1
Purposes of and Reasons for the Reverse Stock Split	2
Fairness of the Reverse Stock Split	2
Disadvantages of the Reverse Stock Split	3
Recommendation of the Special Committee and Approval of the Board	4
Voting Information	5
Effects of the Reverse Stock Split	5
Opinion of Advisor to the Special Committee	6
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split	6
Source and Amount of Funds and Expenses	6
Effectiveness of the Reverse Stock Split	6
Termination of Reverse Stock Split	6
No Appraisal or Dissenters’ Rights	6

QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT AND THE MEETING	7
Where and when is the Meeting?	7
What am I being asked to vote on at the Meeting?	7
How does the Board recommend that I vote on the proposal?	7
How will the Reverse Stock Split affect our day-to-day operations?	7
How did the Special Committee and Board determine the Reverse Stock Split ratio of 1-for-300?	7
What potential conflicts of interest are posed by the Reverse Stock Split?	7
What if I hold fewer than 300 shares of Common Stock and hold all of my shares in street name?	8
What happens if I own a total of 300 or more shares of Common Stock beneficially through multiple brokerage firms in street name, or through a combination of record ownership in my name and one or more brokerage firms in street name?	8
If I own fewer than 300 shares of Common Stock, is there any way I can continue to be a stockholder after the Reverse Stock Split?	8
Is there anything I can do if I own 300 or more shares of Common Stock, but would like to take advantage of the opportunity to receive cash for my shares as a result of the Reverse Stock Split?	8
Who is entitled to vote at the Meeting?	8
How many shares were outstanding on the Record Date?	9
What is a “quorum” for purposes of the Meeting?	9
What vote is required to approve the proposal?	9
What is a “broker non-vote”?	9
How are abstentions counted?	9
What will happen if the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split is approved by our stockholders?	9
What will happen if the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split is not approved?	9
If the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split is approved by the stockholders, can the Board determine not to proceed with the Reverse Stock Split?	10
Should I send in my stock certificates now?	10
What is the total cost of the Reverse Stock Split to Helix?	10
How do I vote?	10
Can I change my vote?	10
What does it mean if I receive more than one proxy card?	10
Who are the filing persons?	11
Who can help answer my questions?	11

SPECIAL FACTORS	12
Background of the Reverse Stock Split	12
Purposes of and Reasons for the Reverse Stock Split	13
Fairness of the Reverse Stock Split	15
Alternatives Considered	18
Recommendation of the Special Committee and Approval of the Board	19
Voting Information	19

i

Effects of the Reverse Stock Split	19
Opinion of Cascadia Capital	24
Conduct of Our Business After the Reverse Stock Split	26
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split	27
Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons	30
Sources and Amounts of Funds and Expenses	32
Effective Date	32
Termination of Reverse Stock Split	33
Process for Payment for Fractional Shares Held by Cashed-Out Stockholders	33
No Appraisal or Dissenters’ Rights	34
Escheat Laws	34
Regulatory Approvals	34
Litigation	34

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	35

INFORMATION ABOUT THE COMPANY	35

Name and Address	35
Market Price of Common Stock	35
Dividends	36
Prior Public Offerings	36
Stock Purchases	36
Certain Information Concerning Us, Our Directors and Executive Officers and Other Affiliates	36
Security Ownership of Certain Beneficial Owners and Management	38
Certain Relationships and Related Transactions	39

INFORMATION ABOUT THE MEETING	40
Record Date and Outstanding Shares	40
Proxies and Solicitation of Proxies	40
Stockholders of Record and “Street Name” Holders	41
Voting Procedures	41
Revocability of Proxies	41
Effect of Not Submitting a Proxy Card; Broker Non-Votes	41
Quorum and Voting	42

FINANCIAL INFORMATION	43
Summary Historical Financial Information	43
Pro Forma Financial Statements (Unaudited)	45

STOCKHOLDER COMMUNICATION AND PROXY PROPOSALS	48

PROXY MATERIALS DELIVERED TO A SHARED ADDRESS	48

WHERE YOU CAN FIND MORE INFORMATION	48

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	49

OTHER BUSINESS	49

Annex A – Form of Certificate of Amendment to the Certificate of Incorporation

Annex B – Opinion of Cascadia Capital, LLC dated August 16, 2012

ii

PROXY STATEMENT

This proxy statement is furnished to the stockholders of Helix BioMedix, Inc. in connection with the solicitation by the Board of proxies for use at the Meeting and at any and all adjournments or postponements thereof. This proxy statement and the accompanying form of proxy initially will be mailed or made available electronically to stockholders on or about ♦, 2012.

SUMMARY TERM SHEET

The following summary term sheet, together with the Questions and Answers section that follows this summary term sheet, highlights certain information about the proposed Reverse Stock Split, but may not contain all of the information that is important to you.  For a more complete description of the Reverse Stock Split, we urge you to carefully read this proxy statement and its annexes before you vote.  For your convenience, we have directed your attention to the location in this proxy statement where you can find a more complete discussion of the items listed below.

As used in this proxy statement, “Helix,” “we,” “our” and “us” refer to Helix BioMedix, Inc.  In addition, we refer to our directors, executive officers and stockholders who own more than 10% of our outstanding Common Stock as our “affiliates,” and those stockholders who are not directors, executive officers or 10% stockholders we refer to in this proxy statement as our “unaffiliated stockholders.”

The Reverse Stock Split is part of a plan to make Helix a non-reporting company, and is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended and, if completed, will enable us, to suspend our obligation to file periodic reports with the Securities and Exchange Commission (the “SEC”).  In connection with the Reverse Stock Split, we have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

The Reverse Stock Split

•	After consideration of numerous factors, including the recommendation of the Special Committee, the Board has reviewed, recommended and authorized the Reverse Stock Split.

•	As a result of the Reverse Stock Split:

o
each share of Common Stock held of record by a Cashed-Out Stockholder immediately prior to the effective time of the Reverse Stock Split will be converted into the right to receive $0.60 in cash per pre-split share of Common Stock, subject to any applicable U.S. federal, state and local withholding tax, and without interest; and

o
stockholders that hold at least one share of Common Stock after the Reverse Stock Split will continue as Continuing Stockholders, and any resulting fractional shares owned by such Continuing Stockholders following the Reverse Stock Split will remain outstanding as fractional shares and such Continuing Stockholders will not be entitled to receive any cash payment.

•
At the Meeting, stockholders are being asked to consider and vote upon a proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split.  A copy of the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split is attached as Annex A to this proxy statement.

•
We anticipate that the Reverse Stock Split itself will have very little effect on our business and operations and that ultimately it will eliminate costs associated with our reporting obligations under the Exchange Act, reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings, and therefore enable management to increase its focus on managing our business and growing stockholder value. We anticipate that our Common Stock will likely be traded on the Pink Sheets following the Reverse Stock Split, but there can be no assurance of any trading in, or market for, our Common Stock following the Reverse Stock Split. While we will no longer be under a legal obligation to file financial or other reports with the SEC, we intend to maintain communications with our Continuing Stockholders.  We plan to make available our audited financial statements as well as to provide periodic interim financial updates to Continuing Stockholders.

•
The Board has reserved the right to abandon the Reverse Stock Split if it believes the Reverse Stock Split is no longer in our best interests, and the Board has retained authority, in its discretion, to withdraw the Reverse Stock Split from the agenda of the Meeting prior to any vote. In addition, even if the Reverse Stock Split is approved by stockholders at the Meeting, the Board may determine not to implement the Reverse Stock Split if it subsequently determines that the Reverse Stock Split is not in our best interests.

See “Special Factors—Purposes of and Reasons for the Reverse Stock Split” beginning on page ♦ and “Special Factors—Termination of Reverse Stock Split” beginning on page ♦.

Purposes of and Reasons for the Reverse Stock Split

The Board and the Special Committee have determined that the costs of being a public reporting company currently outweigh the benefits, and thus it is no longer in our best interests or the best interests of our stockholders, including our unaffiliated stockholders, for us to remain a reporting company under the Exchange Act.  The primary purpose of the Reverse Stock Split will be to reduce the number of our stockholders of record to fewer than 500, thereby allowing us to “go private” pursuant to Rule 12h-3 of the Exchange Act.  We would do so by filing a Form 15 Certificate of Termination of Registration with the SEC under Section 12(g) of the Exchange Act as soon as possible after consummation of the Reverse Stock Split so that we would no longer be required to file annual, quarterly or current reports under the Exchange Act.  Our reasons for proposing the Reverse Stock Split include the following:

•
anticipated annual cost savings we expect to realize as a result of the suspension of our reporting obligations under the Exchange Act, including the costs of preparing and filing periodic reports with the SEC, related accounting fees and costs, ongoing expenses for compliance with the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the expected increased compliance costs associated with the Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) relating to executive compensation and corporate governance requirements, and other legal, printing and other miscellaneous costs associated with being a public reporting company, which we estimate to be approximately $350,000 per year, including estimated executive and administrative time incurred in complying with SEC reporting requirements;

•
the ability of our management to gain greater operational flexibility by being able to devote more time to our business operations and to focus on long-term growth without an undue emphasis on short-term quarterly results and short-term fluctuations in the market price of our Common Stock;

•
not being required to make publicly available certain proprietary or otherwise sensitive information about our business, operations and contractual relationships, which our competitors may otherwise be able use to their competitive advantage;

•
the limited benefits from being a public reporting company.  Benefits of being a public reporting company typically include access to the public markets for purposes of raising capital, acquisitions and liquidity purposes, and the prestige of being a public reporting company, which can be helpful in recruiting, attracting and retaining key officers, directors and staff.  To date, we have not utilized our status as a public reporting company to achieve these benefits; and

•
the limited public trading volume and liquidity of our Common Stock and the diffuse and fragmented nature of our stockholder base.  There is a relatively illiquid and limited trading market in our shares, and currently more than 350 stockholders each hold of record fewer than 100 shares of Common Stock. As a result, our stockholders currently have limited opportunity to liquidate their investment in us, and the transaction costs associated with open market sales make that alternative impractical for many of our stockholders given their relatively small holdings.  Cashed-Out Stockholders (those holding of record fewer than 300 shares of Common Stock) will have the opportunity to obtain cash for their shares at a premium over the closing price for our shares of Common Stock at the time of our announcement of the Reverse Stock Split, without incurring brokerage commissions.

See “Special Factors—Purposes of and Reasons for the Reverse Stock Split” beginning on page ♦.

Fairness of the Reverse Stock Split

The Special Committee and the Board fully considered and reviewed the terms, purposes, alternatives and effects of the proposed Reverse Stock Split.  Based on this review and on the recommendation of the Special Committee, the Board unanimously determined that the Reverse Stock Split is procedurally and substantively fair to our affiliated and unaffiliated stockholders, including Cashed-Out Stockholders and Continuing Stockholders.

The Special Committee and the Board considered a number of factors in reaching their determination, including:

•
anticipated annual cost savings we expect to realize as a result of the suspension of our reporting obligations under the Exchange Act, including the costs of preparing and filing periodic reports with the SEC, related accounting fees and costs, ongoing expenses for compliance with the Sarbanes-Oxley Act and the Dodd-Frank Act, and other legal, printing, and other miscellaneous costs associated with being a public reporting company, which we estimate to be approximately $350,000 per year, including estimated executive and administrative time incurred in complying with SEC reporting requirements;

•
the fairness opinion rendered by Cascadia Capital, LLC (“Cascadia Capital”), dated August 16, 2012, to the effect that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in Cascadia Capital’s written opinion, the consideration to be received by the Cashed-Out Stockholders pursuant to the Reverse Stock Split is fair, from a financial point of view, to such stockholders;

•
the limited trading volume and liquidity of our Common Stock and the diffuse and fragmented nature of our stockholder base, which effectively limits the ability of our stockholders to liquidate their investment in us and, given the transaction costs associated with open market sales, makes it impractical for many of our stockholders to do so given their relatively small holdings;

•
the opportunity the Reverse Stock Split affords Cashed-Out Stockholders (those holding of record fewer than 300 shares of Common Stock) to obtain cash for their shares in a relatively limited trading market and at a premium over the market price prevailing at the time of our public announcement of the Reverse Stock Split;

•
the $0.60 cash-out price per share represents an approximately 88% premium over the average closing share price for the 30-day period ended August 15, 2012, which was prior to the Board’s approval of the Reverse Stock Split, an approximately 71% premium over the average closing share price for the 60-day period ended August 15, 2012, an approximately 67% premium over the average closing share price for the 90-day period ended August 15, 2012, an approximately 67% premium over the average closing share price for the 120-day period ended August 15, 2012 and an approximately ♦% premium over the $♦ closing share price of Common Stock on ♦, 2012, the day immediately prior to our announcement of the Reverse Stock Split;

•
the Reverse Stock Split will not affect holders of our Common Stock differently based on their affiliate status, and our officers, directors and significant stockholders will all be treated similarly to unaffiliated stockholders;

•
stockholders that desire to retain their equity interest in us after the Reverse Stock Split can do so if they hold 300 shares of Common Stock or more prior to the effective date of the Reverse Stock Split, thereby avoiding being cashed-out.  Following the Reverse Stock Split, we anticipate that our Common Stock will likely be traded on the Pink Sheets, but there can be no assurance of any trading in, or market for or opportunity to purchase, our Common Stock following the Reverse Stock Split.  While we will no longer be under a legal obligation to file financial or other reports with the SEC, we intend to maintain communications with our Continuing Stockholders.  We plan to make available our audited financial statements as well as to provide periodic interim financial updates to Continuing Stockholders; and

•	the lack of attractive strategic alternatives.

The Board considered a number of factors in approving the Reverse Stock Split and related transactions, including:

•	the recommendation of the Special Committee, based on the analyses and factors described herein which were adopted by the Board; and

•
the fairness opinion rendered by Cascadia Capital dated August 16, 2012 to the effect that, as of the date of, and based upon the assumptions made, matters considered and limits of review set forth in Cascadia Capital’s written opinion, the consideration to be received by the Cashed-Out Stockholders pursuant to the Reverse Stock Split is fair, from a financial point of view, to such stockholders.

See “Special Factors—Fairness of the Reverse Stock Split” beginning on page ♦ and “Special Factors—Opinion of Cascadia Capital” beginning on page ♦.

Disadvantages of the Reverse Stock Split

If the Reverse Stock Split occurs, there will be certain disadvantages to stockholders, including the following:

•
Cashed-Out Stockholders will no longer have any ownership interest in us and will no longer participate in any future earnings and growth, unless they elect to acquire shares in the future. However, given the historically limited liquidity in our stock, there can be no assurance that any shares will be available for purchase in the future.

•
We will cease to file annual, quarterly, current and other reports and documents with the SEC, and Continuing Stockholders will cease to receive annual reports and proxy statements as required under the Exchange Act. While we intend to continue to make available audited financial statements as well as to provide periodic interim financial updates to Continuing Stockholders, we will not be under any continuing obligation to do so. We will not be providing periodic reports in the format currently required of us under the provisions of the Exchange Act, and as a result, while we intend to continue to maintain ongoing communications with our Continuing Stockholders, those stockholders will have access to less information about us and our business, operations, and financial performance.

•
While we anticipate that our Common Stock  will likely be traded on the Pink Sheets, trading opportunities in the Pink Sheets will be dependent upon whether any broker-dealers commit to make a market for our Common Stock. We cannot guarantee whether our Common Stock will be traded on the Pink Sheets. In addition, because of the possible limited liquidity for our Common Stock and the suspension of our obligations to publicly disclose financial and other information following the Reverse Stock Split, Continuing Stockholders (including Continuing Stockholders who are our officers, directors and/or significant stockholders) may potentially experience a decrease in the value of their Common Stock.

•
We will no longer be subject to the corporate goverance compliance and disclosure obligations and other provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act (other than the general anti-fraud provisions thereof).

•	We estimate that the cost of payment to Cashed-Out Stockholders, professional fees and other expenses related to the Reverse Stock Split will total approximately $300,000.

•
The Reverse Stock Split will result in the suspension, and not the termination, of our reporting obligations under the Exchange Act.  If on the first day of any fiscal year after the suspension of our filing obligations we have more than 500 stockholders of record (or more than 300 stockholders of record if our total assets have exceeded $10 million on the last day of any our three most recent fiscal years), then we must resume reporting pursuant to Section 15(d) of the Exchange Act, which would result in our once again incurring many of the expenses that we expect to save by virtue of the Reverse Stock Split and suspending our reporting obligations.

•	Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who dissent from the Reverse Stock Split.

•	The lack of liquidity provided by a ready market may result in fewer opportunities to utilize equity-based incentive compensation tools to recruit and retain top executive talent.

•
Our Common Stock may be a less attractive acquisition currency, as a recipient of less liquid securities of a non-reporting company must depend on liquidity either via negotiated buy-out or buy-back arrangements or a liquidity event by us that is generally outside of our control.

•
Following the Reverse Stock Split, since we will no longer be filing the periodic reports and proxy statements required under the Exchange Act, it may be more difficult, costly and time consuming for us to raise equity capital from public or private sources.

•	Companies that lose status as a public reporting company may risk losing prestige in the eyes of the public, the investment community and key constituencies.

•	The transaction may be taxable for Cashed-Out Stockholders.

See “Special Factors—Fairness of the Reverse Stock Split” beginning on page ♦.

Recommendation of the Special Committee and Approval of the Board

After careful consideration, the Special Committee and the Board have determined that the Reverse Stock Split is substantively and procedurally fair to and in the best interest of our affiliated and unaffiliated stockholders, including Cashed-Out Stockholders and Continuing Stockholders.

The Board, upon the recommendation of the Special Committee, unanimously approved the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split and unanimously recommends that you vote “FOR” the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split.

See “Special Factors—Fairness of the Reverse Stock Split” beginning on page ♦.

Voting Information

The affirmative vote of a majority of all shares of Common Stock issued and outstanding and entitled to vote at the Meeting will be required to approve the proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split.  Our directors and executive officers have indicated that they intend to vote their shares of our Common Stock (2,978,159 shares, or approximately 6.0% of our issued and outstanding shares eligible to vote at the Special Meeting) “FOR” the Reverse Stock Split.

See “Special Factors—Voting Information” beginning on page ♦ and “Information About the Meeting—Quorum and Voting” beginning on page ♦.

Effects of the Reverse Stock Split

As a result of the Reverse Stock Split:

•
Each share of Common Stock held of record by a Cashed-Out Stockholder immediately prior to the effective time of the Reverse Stock Split will be converted into the right to receive $0.60 in cash per pre-split share of Common Stock, subject to any applicable U.S. federal, state and local withholding tax, and without interest.  For example, if a stockholder held of record 299 shares of our Common Stock immediately prior to the effective time of the Reverse Stock Split, such shares would be converted into the right to receive an aggregate of $179.40 on a pre-split basis as a result of the Reverse Stock Split, subject to any applicable U.S. federal, state and local withholding tax, and without interest.

•
Stockholders that hold at least one share of Common Stock after the Reverse Stock Split will continue as Continuing Stockholders, and any resulting fractional shares owned by such Continuing Stockholders following the Reverse Stock Split will remain outstanding as fractional shares and such Continuing Stockholders will not be entitled to receive any cash payment.  For example, if a stockholder held of record 301 shares of our Common Stock immediately prior to the effective time of the Reverse Stock Split, such stockholder would continue as a Continuing Stockholder and would hold of record one whole share of our Common Stock and 1/300 fractional share of our Common Stock as a result of the Reverse Stock Split and would not be entitled to receive any cash payment.

•
We expect that the number of our stockholders of record will be reduced below 500, which will allow us to suspend our reporting obligations under the Exchange Act pursuant to Rule 12h-3 of the Exchange Act, and we will be able to eliminate most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act.

•
Liquidity for our Common Stock following the Reverse Stock Split is likely to be limited due to the fact that we will no longer file the reports required by the Exchange Act.  While we anticipate that our Common Stock will likely be traded on the Pink Sheets following the Reverse Stock Split, there can be no assurance of any trading in, or market for, our Common Stock following the Reverse Stock Split.

•
While we will no longer be under a legal obligation to file financial or other reports with the SEC, we intend to maintain communications with our Continuing Stockholders.  We plan to make available our audited financial statements as well as to provide periodic interim financial updates to Continuing Stockholders.  However, since our obligation to file periodic and other filings with the SEC will be suspended, those stockholders may have access to less information about us and our business, operations and financial performance.

•
Upon the effectiveness of the Reverse Stock Split and as a result of the reduction of the number of shares of Common Stock outstanding by approximately 33,000 shares, the ownership percentage of our shares of Common Stock held by Continuing Stockholders, including our affiliates, will increase proportionally.  The increase in the ownership percentage of our shares of Common Stock held by Continuing Stockholders, including our affiliates, and the reduction in the number of shares outstanding following the completion of the Reverse Stock Split is based upon information we received as of ♦, 2012 from our transfer agent, American Stock Transfer and Trust Company (our “Transfer Agent”), as to our record holders, and information we have received regarding the holdings of beneficial owners of our Common Stock held in street name.  The ownership percentage and the reduction in the number of shares outstanding following the Reverse Stock Split may increase or decrease depending on purchases, sales and other transfers of our shares of Common Stock prior to the effective time of the Reverse Stock Split and the number of shares held in street name that are actually cashed-out in the Reverse Stock Split.  The ownership percentage of our shares of Common Stock held by our affiliates and the ownership percentage of Continuing Stockholders will proportionally increase or decrease as a result of such purchases, sales and other transfers of our shares of Common Stock prior to the effective time of the Reverse Stock Split, and depending on the number of street name shares that are actually cashed-out in the Reverse Stock Split.

•
Based upon the Reverse Stock Split ratio of 1-for-300, proportionate adjustments will be required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options granted under our equity incentive plans.  All other terms and conditions of the options will continue to be governed by such plans.

•
Based upon the Reverse Stock Split ratio of 1-for-300, proportionate adjustments will be required to be made to the per share exercise price and the number of shares issuable upon the exercise of all of our outstanding warrants.  All other terms and conditions of the warrants will continue to be governed by the applicable warrant agreements.

See “Special Factors—Fairness of the Reverse Stock Split” beginning on page ♦, “Special Factors—Effects of the Reverse Stock Split” beginning on page ♦ and “Special Factors—Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons” beginning on page ♦.

Opinion of Advisor to the Special Committee

Cascadia Capital has delivered to the Board a written opinion to the effect that, as of the date of, and based upon the assumptions made, matters considered and limits of review set forth in, Cascadia Capital’s written opinion, the consideration to be received by the Cashed-Out Stockholders pursuant to the Reverse Stock Split is fair, from a financial point of view, to such stockholders.

See “Special Factors—Opinion of Cascadia Capital” beginning on page ♦.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The receipt of cash by a Cashed-Out Stockholder in exchange for Common Stock in the Reverse Stock Split in excess of such Cashed-Out Stockholder’s adjusted tax basis in the Common Stock generally will be taxable for U.S. federal income tax purposes. A Continuing Stockholder who does not receive cash in the Reverse Stock Split generally should not recognize any gain or loss with respect to the Reverse Stock Split for U.S. federal income tax purposes.

See “Special Factors—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” beginning on page ♦.

Source and Amount of Funds and Expenses

The funds for the Reverse Stock Split will come from our currently available cash and/or our existing line of credit with JPMorgan Chase Bank, N.A.

See “Source and Amount of Funds and Expenses” beginning on page ♦.

Effectiveness of the Reverse Stock Split

We anticipate that the Reverse Stock Split will be effected as soon as practicable after the date of the Meeting.  Following the effective date of the Reverse Stock Split, transmittal materials will be sent to Cashed-Out Stockholders that will describe how to return their share certificates and receive the cash payments. Those stockholders entitled to a cash payment should not return their share certificates at this time.

See “Special Factors—Effective Date” beginning on page ♦.

Termination of Reverse Stock Split

The Board has reserved the right to abandon the Reverse Stock Split if it believes the Reverse Stock Split is no longer in our best interests, and the Board has retained authority, in its discretion, to withdraw the Reverse Stock Split from the agenda of the Meeting prior to any vote. In addition, even if the Reverse Stock Split is approved by stockholders at the Meeting, the Board may determine not to implement the Reverse Stock Split if it subsequently determines that the Reverse Stock Split is not in our best interests.

See “Special Factors—Termination of Reverse Stock Split” beginning on page ♦.

No Appraisal or Dissenters’ Rights

Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who dissent from the Reverse Stock Split.

See “Special Factors—No Appraisal and Dissenters’ Rights” beginning on page ♦.

QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT AND THE MEETING

The following questions and answers are intended to briefly address potential questions regarding the Reverse Stock Split and the Meeting.  These questions and answers may not address all questions that may be important to you as a stockholder.  Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and any information and documents referred to or incorporated by reference in this proxy statement.

Where and when is the Meeting?

The Meeting will be held at ♦ a.m. local time on ♦, 2012, at ♦.

What am I being asked to vote on at the Meeting?

Our stockholders will consider and vote upon a proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split.

How does the Board recommend that I vote on the proposal?

The Board, upon the recommendation of the Special Committee, unanimously recommends that you vote “FOR” the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split.

How will the Reverse Stock Split affect our day-to-day operations?

Though the Reverse Stock Split itself will have very little effect on our business and operations, ultimately it will eliminate costs associated with our reporting obligations under the Exchange Act, reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings, and therefore enable management to increase its focus on managing our business and growing stockholder value.  In addition, it will allow us to avoid having to make publicly available certain proprietary or otherwise sensitive information about our business, operations and contractual relationships, which our competitors may otherwise be able use to their competitive advantage.  Management believes that we will be able to realize significant cost savings by the elimination of most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act, the Sarbanes-Oxley Act and other applicable securities laws and regulations, and expects to utilize these savings to continue to grow our business, undertake new initiatives that may result in greater long-term stockholder value, and achieve profitability. The costs associated with these reporting and compliance obligations constitute a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, costs related to our directors’ and officers’ insurance policy, printing and mailing costs, internal compliance costs and transfer agent costs. These SEC reporting-related costs have been increasing over the years, and we believe that they will likely continue to increase.

How did the Special Committee and Board determine the Reverse Stock Split ratio of 1-for-300?

The Special Committee and Board approved a ratio for the Reverse Stock Split of 1-for-300 in order to reduce our record holders to a number sufficiently below 500 that we would be unlikely, in the future, to inadvertently increase our record holder base to 500 or more (or more than 300 stockholders if our total assets have exceeded $10 million on the last day of any our three most recent fiscal years) and thus be required to resume our reporting obligations under the Exchange Act, and in order to consolidate our otherwise diffuse and fragmented stockholder base.

What potential conflicts of interest are posed by the Reverse Stock Split?

Our affiliates may have interests in the Reverse Stock Split that are different from your interests as a stockholder, and have relationships that may present conflicts of interest.  While the Board recommends a vote “FOR” the Reverse Stock Split, to our knowledge, none of our affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the Reverse Stock Split.  Our directors and executive officers have indicated that they intend to vote their shares of our Common Stock (2,978,159 shares, or approximately 6.0% of our issued and outstanding shares eligible to vote at the Meeting) “FOR” the Reverse Stock Split.

Upon the effectiveness of the Reverse Stock Split, the ownership percentage of the shares of our Common Stock held by Continuing Stockholders, including our affiliates, will proportionately increase by less than 1% as a result of the reduction of the number of shares of our Common Stock outstanding by approximately 33,000 shares from 49,720,255 shares as of July 31, 2012.  Each of our directors and executive officers will continue to own our Common Stock and/or hold options to acquire shares of our Common Stock and will continue to serve as a director or executive officer immediately after the Reverse Stock Split.  As a result of the Reverse Stock Split, the number of shares subject to outstanding stock options will be proportionately decreased and the exercise price will be proportionately increased.  Information regarding our officers’ and directors’ compensation and stock ownership will no longer be publicly available.  In addition, by suspending our reporting obligations under the Exchange Act we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act, from making personal loans to our directors or executive officers, although no such loans currently are contemplated.

What if I hold fewer than 300 shares of Common Stock and hold all of my shares in street name?

If you hold shares of our Common Stock in street name, your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you.  It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our Common Stock and that it may hold 300 or more total shares. Therefore, depending upon their procedures, they may not be obligated to treat the Reverse Stock Split as affecting beneficial holders’ shares. It is our desire to treat stockholders holding fewer than 300 shares of our Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their name. However, we or our Transfer Agent may not have the necessary information to compare your record holdings with any shares that you may hold in street name in a brokerage account and these banks, brokers and other nominees may have different procedures for processing the Reverse Stock Split. Accordingly, if you hold your shares of our Common Stock in street name, we encourage you to contact your bank, broker or other nominee.

What happens if I own a total of 300 or more shares of Common Stock beneficially through multiple brokerage firms in street name, or through a combination of record ownership in my name and one or more brokerage firms in street name?

We may not have the information to compare your record holdings and your ownership through a brokerage firm or to compare your holdings in two or more different brokerage firms. As a result, if you hold more than the minimum number of shares, you may nevertheless have your shares cashed-out if you hold them in a combination of record and street name or through accounts in several brokerage firms. If you are in this situation and desire to remain our stockholder after the Reverse Stock Split, we recommend that you combine your holdings in one brokerage account or transfer any shares held through a brokerage firm into record name prior to the effective time of the Reverse Stock Split.  You should be able to determine whether your shares will be cashed-out by examining your brokerage account statements to see if you hold more than the minimum number of shares in any one account.  To determine the effect of the Reverse Stock Split on any shares you hold in street name (and possible payment of the cash consideration), you should contact your broker, bank or other nominee.

If I own fewer than 300 shares of Common Stock, is there any way I can continue to be a stockholder after the Reverse Stock Split?

Stockholders that desire to retain their equity interest in us after the Reverse Stock Split can do so if they hold 300 shares of Common Stock or more prior to the effective date of the Reverse Stock Split, thereby avoiding being cashed-out, or if they elect to acquire shares after the Reverse Stock Split.  We anticipate that our Common Stock will likely be traded on the Pink Sheets following the Reverse Stock Split, but there can be no assurance of any trading in, or market for or opportunity to purchase, our Common Stock following the Reverse Stock Split.  The Pink Sheets is maintained by Pink Sheets OTC Markets, Inc., a quotation service that collects and publishes market maker quotes for over-the-counter securities.  The Pink Sheets is not a stock exchange or a regulated entity.  Price quotations are provided by over-the-counter market makers and company information is provided by the over-the-counter companies.  However, there can be no assurance that any broker-dealer will be willing to act as a market maker in our shares after the Reverse Stock Split (at least one market maker is required in order for our shares to be traded on the Pink Sheets) or that there will be any Pink Sheets quotations after the Reverse Stock Split.

Is there anything I can do if I own 300 or more shares of Common Stock, but would like to take advantage of the opportunity to receive cash for my shares as a result of the Reverse Stock Split?

If you own 300 or more shares of our Common Stock before the Reverse Stock Split, you can only receive cash for all of your shares if, prior to the effective time of the Reverse Stock Split, you reduce your stock ownership to fewer than 300 shares by selling or otherwise transferring shares. However, there can be no assurance that any purchaser for your shares will be available.

Who is entitled to vote at the Meeting?

Only holders of record of our Common Stock as of the close of business on ♦, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting.

How many shares were outstanding on the Record Date?

At the close of business on the Record Date, there were ♦ shares of Common Stock outstanding. Only shares of Common Stock outstanding on the Record Date will be eligible to vote on the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split. At the Meeting, each of those shares of Common Stock will be entitled to one vote.

What is a “quorum” for purposes of the Meeting?

In order to conduct business at the Meeting, a quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if stockholders holding at least a majority of the outstanding shares of Common Stock are present at the Meeting in person or represented by proxy.  On the close of business on the Record Date, there were ♦ shares outstanding and entitled to vote and, accordingly, the presence, in person or by proxy, of at least ♦ shares is necessary to meet the quorum requirement.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Meeting.  Abstentions will be counted towards the quorum requirement.

What vote is required to approve the proposal?

Once a quorum has been established, the affirmative vote of a majority of all of the shares outstanding and entitled to vote on this matter will be required to approve the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split.

What is a “broker non-vote”?

Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares.  Brokers normally have discretion to vote on “routine matters,” such as the ratification of independent registered public accounting firms, but not on non-routine matters, such as the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split.  Since there are no routine matters being voted on at the Meeting, we will not have any broker non-votes at the Meeting.

How are abstentions counted?

A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum.  However, under Delaware law, a proxy marked “ABSTAIN” is not considered a vote cast.  Accordingly, an abstention will have the effect of a vote against the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split.

What will happen if the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split is approved by our stockholders?

Assuming that we have fewer than 500 record holders of our Common Stock after the Reverse Stock Split, we will file applicable forms with the SEC to suspend our reporting obligations under the federal securities laws.  Upon the effectiveness of those filings, we would no longer be subject to the reporting and related requirements under the Exchange Act that are applicable to public reporting companies or the applicable provisions of the Sarbanes-Oxley Act. Also, any trading in our Common Stock will occur, if at all, on the Pink Sheets or in privately negotiated sales.

What will happen if the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split is not approved?

If the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split is not approved by our stockholders, we will continue to operate our business, and we will continue to incur the costs involved with being a public reporting company. Most of the expense associated with the Reverse Stock Split, including legal and accounting expenses and Cascadia Capital’s fee, will have already been incurred and paid by us.  We also may decide to evaluate and explore available alternatives, although the Board has not yet made a determination that any of those alternatives are feasible or advisable.

If the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split is approved by the stockholders, can the Board determine not to proceed with the Reverse Stock Split?

If the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split is approved by the stockholders, the Board may determine not to proceed with the Reverse Stock Split if it believes that proceeding with the Reverse Stock Split is not in our best interests or in the best interests of our stockholders, including our unaffiliated stockholders. If the Board determines not to proceed with the Reverse Stock Split, we will continue to operate our business as presently conducted.

Should I send in my stock certificates now?

No. After the Reverse Stock Split is completed, we will send instructions to Cashed-Out Stockholders on how to receive any cash payments to which they may be entitled.  Continuing Stockholders will not be required to take any action following the Reverse Stock Split.

What is the total cost of the Reverse Stock Split to Helix?

Since we do not know how many record and beneficial holders of our Common Stock will receive cash for their shares in the Reverse Stock Split, we do not know the exact cost of the Reverse Stock Split.  However, based on information that we have received as of ♦, 2012 from our Transfer Agent with regard to the size of holdings of those of you who may hold shares in street name, as well as our estimates of other Reverse Stock Split expenses, we believe that the total cash requirement of the Reverse Stock Split to us will be approximately $300,000.  This amount includes approximately $20,000 needed to cash-out fractional shares and approximately $280,000 of legal, accounting, financial advisory fees, and other costs to effect the Reverse Stock Split, most of which has already been incurred and paid by us. This total amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding after the Reverse Stock Split as a result of purchases, sales and other transfers of our shares of Common Stock.

How do I vote?

Sign and date each proxy card you receive and return it in the enclosed envelope prior to the Meeting or attend the Meeting and vote in person. You may also vote by telephone or via the internet in accordance with the procedures on the proxy card.

Can I change my vote?

Yes. You may revoke your proxy and change your vote before your proxy is voted at the Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote as follows:

•	if you voted by telephone or via the internet, by voting again by telephone or via the internet no later than 11:59 p.m. Eastern Time on ♦, 2012;

•	if you completed and returned a proxy card, by submitting a new signed proxy card with a later date and returning as directed on the proxy card so that it is received by ♦, 2012;

•	by submitting written notice of revocation to our corporate secretary at the address shown on the accompanying Notice of Meeting of Stockholders so that it is received by ♦, 2012; or

•	by attending the Meeting and either voting in person or specifically requesting at the Meeting to revoke your proxy.

Attending the Meeting will not revoke your proxy unless you specifically request to revoke it or submit a ballot at the Meeting.

If you hold your shares in street name, contact your broker, bank, trust or other nominee regarding how to revoke your proxy and change your vote.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, date and return each proxy card to ensure that all of your shares are voted.

Who are the filing persons?

For the purposes of this proxy statement, the filing persons are those individuals and entities required under the rules of the SEC to provide certain disclosures to our stockholders in order for us to effect the Reverse Stock Split.  In addition to us, the filing persons include our directors and executive officers.

Who can help answer my questions?

Questions may be directed to R. Stephen Beatty, President and Chief Executive Officer – 22121 17th Avenue S.E., Suite 112, Bothell, Washington 98021 or by telephone at (425) 402-8400.

SPECIAL FACTORS

Background of the Reverse Stock Split

We have been a public reporting company since 1994.  We estimate that the annual cost of operating as a public reporting company and complying with applicable regulations is approximately $350,000 per year, including time of our executive officers and our other employees necessary to prepare and review our public filings and perform other tasks that are necessitated by virtue of being a public reporting company.  In addition, in 2002, Congress’s passage of the Sarbanes-Oxley Act ushered in a wave of corporate reforms that have increased our expenses as a public reporting company.  Moreover, the Dodd-Frank Act was adopted in 2010 and we expect increased compliance costs associated therewith.

In addition, over the past several years, there has been a relatively illiquid market for our Common Stock and we have realized limited benefits from our status as a public reporting company.  Moreover, we continue to face challenging financial conditions.  Specifically, our net loss for 2011 was approximately $2.49 million, or $0.05 per share, while we had a net loss of $7.71 million, or $0.28 per share, for 2010 and a net loss of $3.78 million, or $0.15 per share, for 2009.  As of December 31, 2011, our accumulated deficit was approximately $46.06 million.

In the ordinary course, management has from time to time reviewed the current and anticipated costs relating to SEC reporting and Sarbanes-Oxley Act compliance and discussed the relative costs and benefits of continuing our status as a public reporting company and the possibility of conducting a transaction that would result in the termination of our status as a public reporting company.  While the Board has considered various strategic alternatives from time to time, the Board first fully explored suspending the company’s SEC reporting obligations at its May 22-23, 2012 Board meeting, at which time management discussed with the Board the costs of remaining a public reporting company, and our outside counsel discussed various transactions that could enable us to suspend our reporting obligations, and the relative costs and benefits of each.  In response to this discussion, the Board authorized management to investigate alternatives for us and to consult with professional advisers as necessary to assist in the analysis.

At the Board’s meeting on June 12, 2012, the Board resumed its formal discussion of a potential transaction to suspend our reporting obligations, and reviewed the possible alternatives available to us and the related advantages and disadvantages to us and our stockholders of each of the options considered. Alternatives considered included a reverse stock split, an issuer tender offer, an odd lot tender offer and purchases of shares of our Common Stock on the open market.  The Board also discussed the relative costs and benefits of remaining a public reporting company, and reviewed with management the cost savings that we might anticipate as a result of such a transaction. At this meeting, the Board also formed the Special Committee, consisting of Randall L-W. Caudill, Lawrence Blake Jones and Jeffrey A. Miller, each of whom is independent as that term is defined under NASDAQ Rule 5605(a)(2).  The Board authorized the Special Committee to retain an independent valuation firm to provide the Board with a fairness opinion to assist the Board in determining whether (a) the consideration price to be received by our stockholders (including our unaffiliated stockholders) for their shares of Common Stock to be cashed-out as a result of the Reverse Stock Split is fair, from a financial point of view, to such stockholders and (b) the Reverse Stock Split is in the best interest of our stockholders (including our unaffiliated stockholders).

The Special Committee met on June 21, 2012 and discussed a number of firms that could provide the Board with a fairness opinion.  Following this discussion, the Special Committee decided to request proposals from two of these firms.  On June 23, 2012, members of the Special Committee and our outside legal counsel held a telephonic conference with a representative of one of these firms to discuss its proposed services and fees.  Subsequently, on June 28, 2012, a member of the Special Committee held an internal organizational meeting with management to discuss the transaction process generally.  On July 3, 2012, members of the Special Committee and our outside legal counsel held a telephonic conference with Cascadia Capital to discuss Cascadia Capital’s proposed services and fees.  On July 6, 2012, a member of the Special Committee met with representatives from Cascadia Capital to further discuss Cascadia Capital’s proposed services and fees, and an advisory agreement between us and Cascadia Capital was entered into on July 10, 2012.  Cascadia Capital subsequently consulted with management and members of the Special Committee on numerous occasions regarding our business and operations and consulted with management and KPMG LLP, our independent registered public accounting firm, regarding our accounting policies and recent audits.

The Special Committee subsequently met with management, our outside legal counsel, and Cascadia Capital on August 15, 2012 and discussed the proposed ratio for the Reverse Stock Split, the proposed consideration to be paid to Cashed-Out Stockholders pursuant to the Reverse Stock Split, and the cost savings to be expected and overall costs of the proposed transaction.  In determining the ratio for the Reverse Stock Split, the Special Committee relied on management’s analysis of our stockholder base and determined that a 1-for-300 Reverse Stock Split would result in fewer than 500 stockholders of record, as determined in accordance with Rule 12g5-1 under the Exchange Act, and thus enable us to suspend our reporting obligations under the Exchange Act pursuant to Rule 12h-3 of the Exchange Act.  Cascadia Capital presented its valuation methodologies and analyses and then rendered its oral opinion, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of such date, the consideration to be received by Cashed-Out Stockholders pursuant to the Reverse Stock Split was fair, from a financial point of view, to such holders.  Accordingly, the Special Committee unanimously recommended that the Board approve the Reverse Stock Split.

On August 16, 2012, the Board met and invited members of management, our outside legal counsel, and representatives of Cascadia Capital to attend.  At this meeting, Cascadia Capital summarized its valuation methodologies and analyses and presented its opinion that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of such date, the consideration to be received by Cashed-Out Stockholders pursuant to the Reverse Stock Split was fair, from a financial point of view, to such holders.  A copy of Cascadia Capital’s fairness opinion is attached as Annex B to this proxy statement.

On August 16, 2012, following discussion, and based on the recommendation of the Special Committee, the Board unanimously approved and recommended for stockholder approval the 1-for-300 Reverse Stock Split in order to enable us to suspend our SEC reporting obligations, and further approved the payment of $0.60 in cash per pre-split share of Common Stock to Cashed-Out Stockholders, subject to any applicable U.S. federal, state and local withholding tax, and without interest.  Based upon the factors set forth below, the Special Committee and the Board further determined that the Reverse Stock Split is both substantively and procedurally fair to our affiliated and unaffiliated stockholders, including Cashed-Out Stockholders and Continuing Stockholders.

For a further discussion of fairness of the Reverse Stock Split, see “Special Factors—Fairness of the Reverse Stock Split” and “Special Factors—Opinion of Cascadia Capital.”

Purposes of and Reasons for the Reverse Stock Split

At the Meeting, stockholders are being asked to consider and vote upon a proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split.  A copy of the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split is attached as Annex A to this proxy statement.

The Reverse Stock Split will enable us to suspend our reporting obligations under the Exchange Act pursuant to Rule 12h-3 of the Exchange Act if, after the Reverse Stock Split, there are fewer than 500 record holders of our Common Stock (given that our total assets have not exceeded $10 million on the last day of any our three most recent fiscal years) and we make the necessary filings with the SEC.  Management believes that we will be able to realize significant cost savings by the elimination of most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act, the Sarbanes-Oxley Act and other applicable securities laws and regulations, and expects to utilize these savings to continue to grow our business, undertake new initiatives that may result in greater long-term stockholder value, and achieve profitability. The costs associated with these obligations constitute a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, costs related to our directors’ and officers’ insurance policy, printing and mailing costs, internal compliance costs and transfer agent costs. These SEC reporting-related costs have been increasing over the years, and we believe that they will likely continue to increase.

As a result of the Reverse Stock Split:

•
each share of Common Stock held of record by a Cashed-Out Stockholder immediately prior to the effective time of the Reverse Stock Split will be converted into the right to receive $0.60 in cash per pre-split share of Common Stock, subject to any applicable U.S. federal, state and local withholding tax, and without interest; and

•
stockholders that hold at least one share of Common Stock after the Reverse Stock Split will continue as Continuing Stockholders, and any resulting fractional shares owned by such Continuing Stockholders following the Reverse Stock Split will remain outstanding as fractional shares and such Continuing Stockholders will not be entitled to receive any cash payment.

The fractional shares of Common Stock acquired by us as a result of the Reverse Stock Split will be restored to the status of authorized but unissued shares, which will reduce the number of our outstanding shares of Common Stock.

In determining whether the number of our stockholders of record falls below 500 as a result of the Reverse Stock Split, we must count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act.  Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including us, are subject to the reporting obligations of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers.  However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions.  Rather, each depository’s accounts are treated as the record holders of the shares.

As a result of the Reverse Stock Split and the cashing-out of shares held by Cashed-Out Stockholders, we expect to have approximately ♦ record holders of our shares, which would enable us to suspend our reporting obligations under the Exchange Act pursuant to Rule 12h-3 of the Exchange Act.  If the Reverse Stock Split is completed, we intend to file with the SEC a Form 15 to suspend our reporting obligations.  Upon the filing of the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended.  We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended, or we again have record holders of our Common Stock in excess of 500 (or 300 if our total assets have exceeded $10 million on the last day of any our three most recent fiscal years).

It is anticipated that our shares of Common Stock will likely be traded on the Pink Sheets following the Reverse Stock Split.  The Pink Sheets is maintained by Pink Sheets OTC Markets, Inc., a quotation service that collects and publishes market maker quotes for over-the-counter securities.  The Pink Sheets is not a stock exchange or a regulated entity.  Price quotations are provided by over-the-counter market makers and company information is provided by the over-the-counter companies.  However, there can be no assurance that any broker-dealer will be willing to act as a market maker in our shares after the Reverse Stock Split (at least one market maker is required in order for our shares to be traded on the Pink Sheets) or that there will be any Pink Sheets quotations after the Reverse Stock Split.

While we will no longer be under a legal obligation to file financial or other reports with the SEC, we intend to maintain communications with our Continuing Stockholders.  We plan to make available our audited financial statements as well as to provide periodic interim financial updates to Continuing Stockholders.

Our reasons for proposing the Reverse Stock Split include the following:

Regulatory Requirements.  We expect to realize annual cost savings as a result of the suspension of our reporting obligations under the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act and other accounting, legal, insurance, printing, mailing and other miscellaneous costs associated with being a public reporting company, of approximately $350,000 per year. The external costs associated with our public reports and other filing obligations, as well as other external costs relating to public reporting company status, comprise a significant overhead expense, made up principally of the following:

	Fiscal Year Ended
	2012 (est.)	2011	2010
Legal, Audit, Audit-Related Fees, and Tax	$274,000	$270,000	$277,000
Sarbanes-Oxley Act and Other SEC Compliance	$46,000	$30,000	$25,000
Transfer Agent and Filing Costs	$43,000	$42,000	$48,000
Totals	$363,000	$342,000	$350,000

The historical public reporting company costs presented above are significant as a percentage of our total general and administrative expenses. The legal, audit, audit-related fees, and tax costs include professional fees for our auditors and corporate counsel and external compliance costs incurred in preparing and reviewing such filings.  The amounts listed for Sarbanes-Oxley Act and other SEC compliance reflect estimated executive and administrative time incurred in complying with public reporting company requirements.  We expect that the Reverse Stock Split will result in the elimination of approximately $350,000 per year of the above historical “public reporting company” costs, which consists of estimated cost savings in external accounting and audit fees, internal Sarbanes-Oxley Act and other SEC compliance, transfer agent fees, external legal fees, annual meeting costs and printing fees, including costs related to the requirement to provide financial statements in XBRL format.

Operational Flexibility.  In addition, as a non-reporting company, our management and employees will no longer be required to spend time preparing the periodic and other reports required of SEC reporting companies under the Exchange Act and complying with the Sarbanes-Oxley Act, although we will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.  We believe that this time could more effectively be devoted to other purposes, such as operating our business and undertaking new initiatives that may result in greater long-term growth.  Moreover, due to the public market’s focus on quarterly results, smaller public reporting companies such as ours are required to focus on short-term goals, such as quarterly financial results, often at the expense of longer-term objectives.  As a non-reporting company, we believe management will have increased operational flexibility by being able to devote more time to sustaining long-term growth.  We also believe that, as a non-reporting company, we will be able to more quickly react and respond to corporate opportunities in the future and avoid having to make publicly available certain proprietary or otherwise sensitive information about our business, operations and contractual relationships, which our competitors may otherwise be able use to their competitive advantage.

Limited Benefits from Access to the Public Markets. We enjoy very little benefit from being a public reporting company.  Benefits of being a public reporting company typically include:

•	access to the public markets for purposes of raising capital and for acquisitions;

•	access to public markets for liquidity purposes for our stockholders; and

•	the prestige of being a public reporting company, which can be helpful in recruiting, attracting and retaining key officers, directors and staff.

To date, we have been able to successfully finance our operations through private financings and bank financing.  We have found that our status as a public reporting company has not materially impacted our ability to recruit or retain officers and employees.

Lack of an Active Trading Market; Liquidity for Cashed-Out Stockholders. We believe the public marketplace has little interest in public reporting companies with a very small market capitalization and a limited amount of shares available for trading in the public marketplace. Moreover, we anticipate that it is unlikely that our Common Stock will achieve significant trading volume in the public marketplace so as to create a significantly active and liquid market in the foreseeable future. The average daily trading volume of our Common Stock during the last five years is 3,910 shares, during which time there were 646 days on which our Common Stock did not trade at all, and during the 120-day period ended August 15, 2012, there were 57 trading days on which our Common Stock did not trade at all, compared with only 28 trading days during that period in which our Common Stock was traded.  The realization that our Common Stock might not, in the foreseeable future, achieve significant trading volume as a public reporting company and the resulting limited liquidity is one of the reasons that the Special Committee and Board concluded that we are not benefiting substantially from being a public reporting company, and that it would be in our best interest and the best interests of our stockholders for us to suspend our reporting obligations with the SEC.  The Reverse Stock Split will also permit our Cashed-Out Stockholders (those holding fewer than 300 shares) to liquidate their holdings in us and receive a premium over the market price prevailing at the time of our public announcement of the Reverse Stock Split without incurring brokerage commissions.  While we anticipate that our Common Stock will likely be traded on the Pink Sheets following the Reverse Stock Split, there can be no assurance of any trading in, or market for, our Common Stock following the Reverse Stock Split.

Fairness of the Reverse Stock Split

Substantive Fairness.  The Special Committee and the Board believe that the Reverse Stock Split is fair to our affiliated and unaffiliated stockholders, including Cashed-Out Stockholders and Continuing Stockholders.  After consideration of all aspects of the Reverse Stock Split, as described below, the Special Committee unanimously recommended, and the Board unanimously approved, the Reverse Stock Split.  Except for such recommendation and approval, we are not aware that any of our affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the Reverse Stock Split.

The Special Committee and the Board considered, among other things, the factors listed below, as well as the alternatives to the Reverse Stock Split as noted below in “Special Factors—Alternatives Considered,” in reaching their conclusion as to the fairness of the Reverse Stock Split to our unaffiliated stockholders, including both unaffiliated holders who are cashed-out after the Reverse Stock Split and those who continue as stockholders after the Reverse Stock Split.  The Special Committee and the Board did not assign specific weight to any factors they considered, nor did they apply them in a formulaic fashion, although the Special Committee and the Board particularly noted the opportunity in the Reverse Stock Split for Cashed-Out Stockholders to sell their holdings at a premium, as well as the significant cost and time savings for us resulting from the Reverse Stock Split which will benefit our Continuing Stockholders.  The discussion below is not meant to be exhaustive, but we believe includes all material factors considered by the Special Committee and the Board in reaching their conclusions.

Future Cost and Time Savings. The Special Committee and the Board noted that, as a public reporting company, we are required to prepare and file with the SEC, among other items, quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K.  As described above under “Special Factors – Purposes of and Reasons for the Reverse Stock Split,” we incur significant costs associated with our public reports and other filing obligations, as well as other external costs relating to our public reporting company status, which costs comprise a significant overhead expense.  The Special Committee and the Board considered management’s belief that the anticipated cost savings that we ultimately enjoy from suspension of our reporting obligations will offset the cost of the Reverse Stock Split in less than two years based upon an estimated transaction cost of $300,000.

Opinion of Financial Advisor. The Special Committee and the Board considered the opinion of Cascadia Capital rendered on August 16, 2012, to the effect that, as of the date of, and based upon the assumptions made, matters considered and limits of review set forth in, Cascadia Capital’s opinion, the consideration to be received by Cashed-Out Stockholders pursuant to the Reverse Stock Split is fair, from a financial point of view, to such stockholders. For more information about Cascadia Capital's opinion, you should read the discussion below under “Special Factors—Opinion of Cascadia Capital” and review the copy of the opinion attached as Annex B to this proxy statement.

Limited Liquidity for Our Common Stock and Opportunity to Liquidate.  The Special Committee and the Board noted that the trading volume in our Common Stock has been, and continues to be, relatively limited. The average daily trading volume of the stock for the 30-day, 60-day, 90-day and 120-day period ended August 15, 2012, which was prior to the Board’s approval of the Reverse Stock Split, was approximately 270, 300, 702 and 1,572 shares, respectively.  Moreover, the average daily trading volume of our Common Stock during the last five years is approximately 3,910 shares, during which time there were 646 days on which our Common Stock did not trade at all, and during the 120-day period ended August 15, 2012, there were 57 trading days on which our Common Stock did not trade at all, compared with only 28 trading days during that period on which our Common Stock was traded. Given the limited trading volume and liquidity of our Common Stock and the diffuse and fragmented nature of our stockholder base, the ability of our stockholders to liquidate their investment in us is consequently limited and, given the transaction costs associated with open market sales, it would likely be impractical for many of our stockholders to do so given their relatively small holdings.  Accordingly, the Reverse Stock Split provides a significant number of our stockholders with the opportunity to obtain cash for their shares in a relatively limited trading market and at a premium over the closing price of our Common Stock at the time of our announcement of the Reverse Stock Split.  While we anticipate that our Common Stock will likely be traded on the Pink Sheets following the Reverse Stock Split, there can be no assurance of any trading in, or market for, our Common Stock following the Reverse Stock Split.

Current and Historical Market Prices.  The Special Committee and the Board considered both the historical market prices and current market price of our Common Stock.  During the 30-day, 60-day, 90-day and 120-day period ended August 15, 2012, which was prior to the Board’s approval of the Reverse Stock Split, our average closing share price was $0.32, $0.35, $0.36 and $0.36, respectively.  The $0.60 cash-out price for Cashed-Out Stockholders, therefore, represents an approximately 88% premium over the average closing share price for the 30-day period ended August 15, 2012, an approximately 71% premium over the average closing share price for the 60-day period ended August 15, 2012, an approximately 67% premium over the average closing share price for the 90-day period ended August 15, 2012, an approximately 67% premium over the average closing share price for the 120-day period ended August 15, 2012, and an approximately ♦% premium over the $♦ closing share price of our Common Stock on ♦, 2012, the day immediately prior to our announcement of the Reverse Stock Split.

Equal Treatment of Affiliated and Unaffiliated Holders of Our Shares. The Reverse Stock Split will not affect holders of our shares differently on the basis of affiliate status, and our officers, directors and significant stockholders will all be treated similarly to unaffiliated stockholders.  The sole determining factor in whether a stockholder will be a Cashed-Out Stockholder or a Continuing Stockholder as a result of the Reverse Stock Split is the number of shares of our Common Stock held by the stockholder immediately prior to the Reverse Stock Split.

Potential Ability to Control Decision to Remain a Holder of or Liquidate Our Shares.  Current holders of fewer than 300 shares can remain stockholders of us by acquiring additional shares so that they own at least 300 shares immediately before the Reverse Stock Split.  Conversely, stockholders that own 300 or more shares and desire to liquidate their shares in connection with the Reverse Stock Split (at the price offered by us) can reduce their holdings to fewer than 300 shares by selling shares prior to the Reverse Stock Split.  It should be noted that as there is a limited trading market for our Common Stock on the OTC Bulletin Board (the “OTCBB”), a stockholder seeking to either increase or decrease holdings prior to the effective date of the Reverse Stock Split may not be able to do so or do so on economically acceptable terms.  As a result, there can be no assurance that a stockholder will be able to acquire or sell sufficient shares to control whether such stockholder remains a stockholder following the effective time of the Reverse Stock Split.  In addition, while we anticipate that our Common Stock will likely be traded on the Pink Sheets following the Reverse Stock Split, there can be no assurance of any trading in, or market for, our Common Stock following the Reverse Stock Split.  Due to these concerns, the Special Committee and the Board did not place undue emphasis on this factor.

Lack of Attractive Strategic Alternatives.  Neither the Special Committee nor the Board is aware of any firm offers during the past two years by any person or entity, including any unaffiliated person or entity, for the merger or consolidation of us, the sale or other transfer of all or any substantial part of our assets, or a purchase of our shares of Common Stock or other securities that would enable the holder to exercise control of us.

Going Concern Value. In determining the cash amount to be paid to Cashed-Out Stockholders in the Reverse Stock Split, the Special Committee and the Board considered the implied valuation ranges of our Common Stock on a going concern basis as presented by Cascadia Capital.

Net Book Value and Liquidation Value. The Special Committee did not consider net book value a material indicator of our value because it is merely indicative of historical costs, and determined that a liquidation analysis also had minimal relevance in light of the fact that we will remain as a continuing business and the Reverse Stock Split will not result in a change of control of us.

Procedural Fairness. No unaffiliated representative acting solely on behalf of our unaffiliated stockholders for the purpose of negotiating the terms of the Reverse Stock Split or preparing a report covering the fairness of the Reverse Stock Split was retained by us, nor were special provisions made to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services.  The Special Committee and the Board took note of the fact that the interests of unaffiliated stockholders inherently varied depending upon whether any particular unaffiliated stockholder held 300 shares or more or held fewer than 300 shares.  The Special Committee and the Board believe that separate representatives and advisors for each of these classes would have provided no measurable additional protection to unaffiliated stockholders.

The Special Committee and the Board also noted that this proxy statement, along with our other filings with the SEC, provide a great deal of information to enable unaffiliated stockholders to make an informed decision as to the Reverse Stock Split, and that no special provision for the review of our files was necessary. The Special Committee and the Board noted, though, that subject to certain conditions, Delaware law already provides stockholders with the right to review our books and records.

The Board determined not to condition the approval of the Reverse Stock Split on approval by a majority of unaffiliated stockholders. The Board noted that affiliated and unaffiliated stockholders will be treated equally in the Reverse Stock Split. If separate approval of unaffiliated stockholders were required, our affiliated stockholders would receive lesser voting rights than unaffiliated stockholders solely on the basis of their affiliate status even though they will receive no additional benefits or different treatment in the Reverse Stock Split and any such requirement would prevent a majority of the outstanding shares of our Common Stock from participating in the consideration of the proposed Reverse Stock Split. Furthermore, a vote of the majority of unaffiliated stockholders is not required under Delaware law.  Finally, stockholders can increase, divide, or otherwise adjust their existing holdings at any time prior to the effective date of the Reverse Stock Split, so as to retain some or all of their shares of Common Stock, or to receive cash for some or all of their shares, as they see fit.

Disadvantages of the Reverse Stock Split.  The Special Committee and the Board also considered the disadvantages of the Reverse Stock Split, including the following:

No Participation in Future Growth by Cashed-Out Stockholders.  After the Reverse Stock Split, Cashed-Out Stockholders will no longer have any ownership interest in us and will no longer participate in our future earnings and growth.  While we anticipate that our Common Stock will likely be traded on the Pink Sheets following the Reverse Stock Split, there can be no assurance of any trading in, or market for or opportunity to purchase, our Common Stock following the Reverse Stock Split.

Reduction in Information About Us.  After completion of the Reverse Stock Split, we will cease to file annual, quarterly, current, and other reports and documents with the SEC. While we intend to continue to make available audited annual financial statements as well as provide periodic interim financial updates to Continuing Stockholders, we will not be under any continuing obligation to do so.  We will not be providing periodic reports in the format currently required of us under the provisions of the Exchange Act and as a result, while we intend to continue to maintain ongoing communications with our Continuing Stockholders, those stockholders will have access to less information about us and our business, operations, and financial performance.

Limited Liquidity.  After the Reverse Stock Split, we anticipate that our Common Stock will likely be traded on the Pink Sheets. However, trading opportunities in the Pink Sheets will be dependent upon whether any broker-dealers commit to make a market for our Common Stock.  We cannot guarantee whether our Common Stock will be traded on the Pink Sheets. In addition, because of the possible limited liquidity for our Common Stock and the suspension of our obligation to publicly disclose financial and other information under the Exchange Act, Continuing Stockholders (including Continuing Stockholders who are our officers, directors and/or significant stockholders) may potentially experience a decrease in the value of their Common Stock following the Reverse Stock Split.

Limited Oversight. After completion of the Reverse Stock Split, we will no longer be subject to the corporate governance compliance and disclosure obligations and other provisions of the Sarbanes-Oxley Act and certain of the liability provisions of the Exchange Act.

Transaction Costs.  We estimate that the cost of payment to Cashed-Out Stockholders, professional fees, transfer agent costs and other expenses of the Reverse Stock Split will total approximately $300,000.  However, it is management’s belief that the anticipated cost savings that we ultimately enjoy from suspension of our reporting obligations will offset the cost of the Reverse Stock Split in less than two years.

Possibility of Filing Requirements Reinstituted.  The filing of the Form 15 will result in the suspension and not the termination of our filing obligations under the Exchange Act. This suspension remains in effect so long as we have fewer than 500 stockholders of record (or 300 stockholders of record if our total assets have exceeded $10 million on the last day of any our three most recent fiscal years). Thus, subsequent to the time the Form 15 becomes effective, if on the first day of any fiscal year we have more than 500 stockholders of record (or 300 stockholders of record if our total assets have exceeded $10 million on the last day of any our three most recent fiscal years), then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

No Appraisal Rights.  Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who dissent from the Reverse Stock Split.

Reduced Management Incentive. The lack of liquidity provided by a ready market may result in fewer opportunities to utilize equity-based incentive compensation tools to recruit and retain top executive talent.  Stock options and other equity-based incentives are typically less attractive if they cannot be turned into cash quickly and easily once earned.  The Special Committee and the Board believe that this is unlikely to have any significant adverse impact on us, since stock options and other equity-based incentives have not been a significant part of our executives’ compensation packages in the past given the relative illiquidity of our Common Stock.

Less Attractive Acquisition Currency. Stock that is registered with the SEC and actively traded on an exchange or automated quotation system is generally a more attractive acquisition currency than unregistered stock, since the recipient of the publicly traded security has constant access to important information about the public reporting company, can access the market to sell the stock and can easily determine the value of the stock (i.e., the price to be received upon sale).  A recipient of less liquid securities of a non-reporting company must depend on liquidity either via negotiated buy-out or buy-back arrangements or a liquidity event by the company that is generally outside of its control.  The Special Committee and the Board recognized that this may not be a significant disadvantage, however, because the relative illiquidity of our shares makes our stock less attractive than publicly traded securities with significant trading volume.

Reduced Equity Capital Raising Opportunities.  One of the primary reasons many companies “go public” is to be able to more easily and efficiently access the public capital markets to raise cash.  Similar opportunities are generally less available (without significant expense) to companies that do not have a class of securities registered with the SEC.  Following the Reverse Stock Split, it will likely be more difficult, costly and time consuming for us to raise equity capital from public sources.  Again, the Special Committee and the Board have concluded that this may be of little significance to us since to date we have not accessed the public capital markets to raise funds, and this has not been, and is not expected to be, an action that we would wish to pursue for the foreseeable future.

Loss of Prestige.  Public reporting companies are often viewed by stockholders, employees, investors, customers, vendors and others as more established, reliable and prestigious than non-reporting companies.  In addition, public reporting companies are often followed by analysts who publish reports on their operations and prospects and garner more press and media coverage than non-reporting companies.  Companies that lose status as a public reporting company may risk losing prestige in the eyes of the public, the investment community and key constituencies.  However, the Special Committee and the Board felt that this was not a significant factor in considering whether to undertake the Reverse Stock Split due to the fact that we do not currently enjoy research analyst coverage or similar media attention.

Tax Treatment. For those stockholders who receive a cash payment as a result of the Reverse Stock Split, their receipt of cash may be a taxable transaction for United States federal income tax purposes and may be taxable for state, local, foreign and other tax purposes as well.  Amounts received may result in capital gains or losses depending on their situation.  See “Special Factors – Material U.S. Federal Income Tax Consequences of the Reverse Stock Split.”  You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Stock Split in light of your particular circumstances, including under any applicable state and local tax laws.

Alternatives Considered

As stated above in “Special Factors—Background of the Reverse Stock Split,” the Special Committee and the Board considered other methods of effecting a transaction to suspend our reporting obligations under the Exchange Act, but ultimately rejected each of these alternatives and determined that the Reverse Stock Split was preferable to the other alternatives. All other alternatives considered, other than simply continuing to maintain our status as a public reporting company, were related to suspension of our reporting obligations.

When considering the various alternatives to the Reverse Stock Split, the primary focus was the level of assurance that the selected alternative would result in us having fewer than 500 record owners of our Common Stock, thus allowing us to achieve our objective of suspending our reporting obligations under the Exchange Act, the time frame within which such alternative could reasonably be expected to be achieved, again relative to the other alternatives under consideration, as well as the potential costs of the alternative transactions.

Issuer Tender Offer.  Under this alternative, we would offer to purchase a set number of shares of our Common Stock according to a specific timetable.  Because of the requirement in an issuer tender offer to treat tendering stockholders ratably, shares would have to be repurchased on a pro rata basis and, as a result, there would be no assurance that enough stockholders would tender all of their shares of our Common Stock to reduce the number of record owners of our Common Stock to fewer than 500. Additionally, the cost of effecting an issuer tender offer would likely be greater than the cost of implementing a reverse stock split since partial tenders by larger holders would require payment for tendered shares without reducing the number of record holders. If the number of record holders remained in excess of 500, we would then have to resort to a reverse stock split to eliminate additional record holders.  In light of the indeterminate number of shares necessary to accomplish the objective of a suspending our reporting obligations under this alternative, the cost of doing so was determined to be too uncertain and most likely significantly in excess of the cost associated with the Reverse Stock Split.

Odd Lot Tender Offer.  Unlike a traditional issuer tender offer, an odd lot tender offer would be offered only to stockholders owning a set number (or fewer) shares of our Common Stock.  Because the tender of shares would be at the option of the stockholder, there could be no assurance that enough stockholders would participate so as to reduce the number of record holders to fewer than 500.  While the time frame for completing an odd lot tender offer is shorter than the period of time involved in accomplishing a reverse stock split and could be less expensive, the Special Committee and Board opted for the Reverse Stock Split because of the lack of assurance that an odd lot tender offer would produce the intended result.

Purchase of Shares on the Open Market.  We have the ability to make periodic repurchases of our Common Stock in the open market.  However, this alternative would take an extended amount of time to complete, especially given the number of our stockholders who hold a relatively small number of shares, and, as it would be voluntary, there would be no assurance of acquiring sufficient shares to reduce the number of record holders to fewer than 500. The cost of such a method would also be undeterminable.  Also, because many registered stockholders who own small numbers of shares do not hold their shares in brokerage accounts, open market purchase efforts are ineffective in reaching such stockholders, and in any event, the transaction costs associated with open market purchases would likely make this alternative impracticable for many of our stockholders given their relatively small holdings.

Maintaining the Status Quo. The Special Committee and the Board also considered taking no action to reduce the number of our stockholders and therefore remaining a public reporting company.  However, due to the significant and increasing costs of being a public reporting company, the Special Committee and the Board believed that maintaining the status quo would be detrimental to all of our stockholders.  We would continue to incur the costs of being a public reporting company without realizing many of the benefits of public reporting company status.  Furthermore, the Special Committee and the Board believed that stockholders may not be able to efficiently liquidate their investment in us in the foreseeable future even if we remained a public reporting company.

For the reasons discussed above, the Special Committee and the Board unanimously determined that the Reverse Stock Split was the most expeditious and economical transaction to suspend our reporting obligations under the Exchange Act.

Recommendation of the Special Committee and Approval of the Board

At a meeting held on August 16, 2012, based on the recommendation of the Special Committee and on the foregoing analyses, including a consideration of the advantages, disadvantages, and fairness of the Reverse Stock Split, the Board unanimously determined that the Reverse Stock Split is procedurally and substantively fair to Helix and our affiliated and unaffiliated stockholders, including Cashed-Out Stockholders and Continuing Stockholders, unanimously approved the Reverse Stock Split and recommends that you vote “FOR” approval of the Reverse Stock Split.

Voting Information

A majority of the outstanding shares of our Common Stock will constitute a quorum for the purposes of approving the amendment to our Certificate of Incorporation to effect the Reverse Stock Split.  Assuming the presence of a quorum, the affirmative vote of the majority of outstanding shares of our Common Stock entitled to vote at the Meeting is required to approve the Reverse Stock Split. Our directors and executive officers have indicated that they intend to vote their shares of our Common Stock (2,978,159 shares, or approximately 6.0% of our issued and outstanding shares eligible to vote at the Special Meeting) “FOR” the Reverse Stock Split.

Effects of the Reverse Stock Split

Generally

The Board is soliciting stockholder approval for the Reverse Stock Split.  If approved by the stockholders and implemented by the Board, the Reverse Stock Split will become effective on such date as may be determined by our Board.

At the Meeting, stockholders are being asked to consider and vote upon the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split.  A copy of the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split is attached as Annex A to this proxy statement.

If the Reverse Stock Split is completed, the following will occur:

•
Each share of Common Stock held of record by a Cashed-Out Stockholder immediately prior to the effective time of the Reverse Stock Split will be converted into the right to receive $0.60 in cash per pre-split share of Common Stock, subject to any applicable U.S. federal, state and local withholding tax, and without interest.

•
Stockholders that hold at least one share of Common Stock after the Reverse Stock Split will continue as Continuing Stockholders, and any resulting fractional shares owned by such Continuing Stockholders following the Reverse Stock Split will remain outstanding as fractional shares and such Continuing Stockholders will not be entitled to receive any cash payment.

•
We expect to have fewer than 500 record holders of Common Stock following the Reverse Stock Split, and, therefore (given that our total assets have not exceeded $10 million on the last day of any our three most recent fiscal years), we expect to be eligible to suspend our reporting obligations under the Exchange Act pursuant to Rule 12h-3 of the Exchange Act, including the requirement to file annual and periodic reports and other filings required under the federal securities laws that are applicable to public reporting companies, and eliminate most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act.

Effects on Helix

We have 100,000,000 shares of Common Stock authorized, 12,000,000 of which are reserved for issuance pursuant to our equity incentive plans. As of July 31, 2012, we had 49,720,255 shares issued and outstanding.  The consummation of the Reverse Stock Split will not have an effect on the number of shares of our Common Stock authorized and the par value of our Common Stock will remain the same.  Following the consummation of the Reverse Stock Split, we will have an aggregate of approximately ♦ shares of Common Stock issued and outstanding, 40,000 shares of Common Stock reserved for issuance pursuant to our equity incentive plans and approximately 9,433 shares of Common Stock reserved for issuance upon exercise of our outstanding warrants.  Cashed-Out Stockholders will be paid $0.60 in cash for each share of Common Stock held immediately prior to the Reverse Stock Split, subject to any applicable U.S. federal, state and local withholding tax, and without interest.  Shares cashed-out as a result of the Reverse Stock Split will be retired and will be authorized but unissued shares.  The Reverse Stock Split will not alter the relative voting and other rights of our outstanding Common Stock.

Each share of Common Stock that remains outstanding after the completion of the Reverse Stock Split will continue to entitle its owner to one vote regarding matters presented to holders of shares of Common Stock.  The Reverse Stock Split is expected to reduce the number of our stockholders of record from approximately ♦ to approximately ♦, based on recent stockholder records and determined in accordance with the rules promulgated by the SEC with respect to calculating stockholders of record.

Upon completion of the Reverse Stock Split, it is anticipated that we will have fewer than 500 stockholders and will therefore be eligible to suspend our reporting obligations under the Exchange Act pursuant to Rule 12h-3 of the Exchange Act (given that our total assets have not exceeded $10 million on the last day of any our three most recent fiscal years) and become a non-reporting company.  In determining whether the number of our stockholders of record falls below 500 as a result of the Reverse Stock Split, we will count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including us, are subject to the reporting requirements of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers.  However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, Cede & Co.’s and these depositories’ accounts are treated as the record holders of our shares.  Based on information available to us as of the Record Date, we expect that as a result of the Reverse Stock Split the number of our stockholders of record would be reduced to approximately ♦.

Our reporting obligations under the Exchange Act may be suspended upon application by us to the SEC if there are fewer than 500 holders of record of our Common Stock (given that our total assets have not exceeded $10 million on the last day of any our three most recent fiscal years).  Accordingly, after the Reverse Stock Split we will file with the SEC a Form 15 certifying that we have fewer than 500 stockholders of record and our obligation to file periodic and current reports under the applicable provisions of the Exchange Act will be suspended immediately upon the filing of the Form 15 with the SEC.  However, following the filing of the Form 15 with the SEC, if on the first day of any fiscal year we have more than 500 stockholders of record (or 300 stockholders of record if our total assets have exceeded $10 million on the last day of any our three most recent fiscal years), we once again will become subject to the reporting obligations of the Exchange Act.  We will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

We anticipate that following the Reverse Stock Split we will continue to operate our business as we have done prior to the Reverse Stock Split.  It is anticipated that the same officers and directors will continue in their roles as officers and directors immediately following the Reverse Stock Split, and we do not anticipate any significant corporate events in the near future.

The Reverse Stock Split is estimated to result in the retirement of approximately 33,000 shares at a cost of $0.60 per share.  Including expenses for the Reverse Stock Split, we estimate that the total cost of the Reverse Stock Split to us, including fees and expenses for various legal and financial advisers, will be approximately $300,000, most of which has already been incurred and paid by us.  The consideration to be paid to Cashed-Out Stockholders and the other costs of the Reverse Stock Split will be paid from cash on hand and/or our existing line of credit with JPMorgan Chase Bank, N.A. See “Special Factors—Source and Amount of Funds and Expenses.”  It is management’s belief that the anticipated cost savings that we ultimately enjoy from suspension of our reporting obligations will offset the cost of the Reverse Stock Split in less than two years.

Our Common Stock is currently traded on the OTCBB and we expect that after the Reverse Stock Split our Common Stock will likely be traded on the Pink Sheets.  The resulting lack of public information concerning us that will be available after the Reverse Stock Split, however, may further reduce the liquidity of our Common Stock.  It is expected that any trading in our Common Stock after the transaction will only occur on the Pink Sheets or in privately negotiated sales.  The Pink Sheets is maintained by Pink Sheets OTC Markets, Inc., a quotation service that collects and publishes market maker quotes for over-the-counter securities.  The Pink Sheets is not a stock exchange or a regulated entity.  Price quotations are provided by over-the-counter market makers and company information is provided by the over-the-counter companies.  There is no assurance that there will be any Pink Sheets quotations after the Reverse Stock Split (at least one market maker is required in order for our shares to be traded on the Pink Sheets) or that, if such quotations begin, they will continue for any length of time.

Effects on Cashed-Out Stockholders

Stockholders holding fewer than 300 shares of Common Stock immediately prior to the effective time of the Reverse Stock Split will be Cashed-Out Stockholders and will cease to be stockholders of us.  They will lose all rights associated with being a stockholder of us, such as the rights to attend and vote at stockholder meetings and receive dividends and distributions, if any.  Such Cashed-Out Stockholders will have the right to receive $0.60 in cash per pre-split share of Common Stock, subject to any applicable U.S. federal, state and local withholding tax, and without interest, for each share of Common Stock owned immediately prior to the Reverse Stock Split.  Such stockholders will be liable for any applicable taxes but will likely not be required to pay brokerage fees.  Promptly after the effective time of the Reverse Stock Split, we will send a transmittal letter explaining to such stockholders how they can surrender their share certificates in exchange for cash payment.  The length of time between the effective time of the Reverse Stock Split and the date on which Cashed-Out Stockholders will receive their cash will depend, in part, on the amount of time taken by each Cashed-Out Stockholder to return his or her stock certificates with a properly completed letter of transmittal.  No cash payment will be made to any Cashed-Out Stockholder until he or she has surrendered his or her outstanding certificate(s), together with the letter of transmittal, in accordance with the terms of the letter of transmittal.  Following the surrender of share certificates in accordance with the terms of the letter of transmittal, Cashed-Out Stockholders should receive their cash payments promptly.  No interest will be paid on the cash payment at any time.  Amounts due to Cashed-Out Stockholders that are not timely claimed after the Reverse Stock Split may be required to be paid to the designated agent under the escheat laws of the various jurisdictions where such stockholders reside, where we are domiciled and where the funds would be deposited. Thereafter, Cashed-Out Stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid pursuant to applicable escheat laws.

If a stockholder owns fewer than 300 shares of our Common Stock before the Reverse Stock Split and thus would be a Cashed-Out Stockholder, the only way that such stockholder can continue to be our stockholder after the Reverse Stock Split is to acquire, prior to the effective time of the Reverse Stock Split, sufficient additional shares to cause such stockholder to own a minimum of 300 shares at the effective time of the Reverse Stock Split or acquire shares of our Common Stock after the Reverse Stock Split. However, given the historically limited liquidity in our stock, there is no assurance that any shares will be available for purchase. In such an instance, the stockholder would no longer remain a stockholder after the effective time of the Reverse Stock Split.  While we anticipate that our Common Stock will likely be traded on the Pink Sheets following the Reverse Stock Split, there can be no assurance of any trading in, or market for or opportunity to purchase, our Common Stock following the Reverse Stock Split.  Cashed-Out Stockholders will have no further opportunity to share in our assets, earnings or profits, if any, following the effective time of the Reverse Stock Split.

The number of shares held by a stockholder of record in two or more separate but identical record holder accounts will be combined to determine the number of shares of our Common Stock owned by that holder and, accordingly, whether the holder will be a Cashed-Out Stockholder or a Continuing Stockholder.  Shares held by record holders in joint accounts, such as by a husband and wife, and shares held in similar capacities will be treated separately and will not be combined with individual accounts in determining whether a holder will be a Cashed-Out Stockholder or a Continuing Stockholder.  We intend to treat stockholders holding our Common Stock in street name in the same manner as record holders.  Prior to the effective date of the Reverse Stock Split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our Common Stock in street name, ask them to provide us with information on how many fractional shares will be cashed-out, and request that they effect the Reverse Stock Split for their beneficial holders.  However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split.  As a result, a stockholder owning 300 or more shares of Common Stock may nevertheless have those shares cashed-out if the stockholder holds shares in a combination of street name accounts and record holder accounts or holds shares in separate accounts in several brokerage firms.  If you are in this situation and desire to remain one of our stockholders after the Reverse Stock Split, you may consolidate your holdings into one brokerage account or record holder account prior to the effective date of the Reverse Stock Split.  Conversely, if you hold an account with fewer than 300 shares in street name and want to ensure that your shares are cashed-out, you may want to change the manner in which your shares are held from street name into a record holder account in your own name so that you will be a record owner of the shares.

Effects on Continuing Stockholders

If the Reverse Stock Split is implemented, stockholders owning 300 shares or more of our Common Stock immediately prior to the Reverse Stock Split will continue to be stockholders and will therefore continue to participate, as a stockholder, in our future potential earnings or growth, if any.  In addition, such Continuing Stockholders will receive fractional shares to the extent the amount of shares owned by such Continuing Stockholders following the Reverse Stock Split is not equally divisible by 300 and will not receive a cash payment for any of their shares as a result of the Reverse Stock Split.

Continuing Stockholders may experience reduced liquidity of their shares of Common Stock.  We anticipate that our Common Stock will likely be traded on the Pink Sheets, but there can be no assurance of any trading in, or market for, our Common Stock following the Reverse Stock Split.

While we will no longer be under a legal obligation to file financial or other reports with the SEC, we intend to maintain communications with our Continuing Stockholders.  We plan to make available our audited financial statements as well as to provide periodic interim financial updates to Continuing Stockholders. However, those stockholders will not receive or have access to the same financial and other business information about us that they would if we continued to make public disclosures pursuant to the Exchange Act.  Following the Reverse Stock Split, however, Continuing Stockholders will continue to have the right, upon written request to us, to receive certain information in appropriate circumstances, to the extent provided by Delaware law, including, for example, the right to view and copy our stock ledger, a list of our stockholders and other books and records, provided that the requesting party is a stockholder, makes the request in the form required by Delaware law, and does so for a proper purpose.

We also believe that, following the Reverse Stock Split, Continuing Stockholders will benefit from the savings in direct and indirect operating costs resulting from us no longer being required to maintain our public reporting company status.  Our direct out-of-pocket costs resulting from our reporting and other obligations under the Exchange Act and the Sarbanes-Oxley Act were approximately $342,000 in fiscal year 2011 and we expect these costs to be approximately $363,000 in fiscal year 2012. As we noted above, we ultimately expect to realize recurring annual cost savings in excess of $350,000 as a result of suspending our SEC reporting obligations, which includes estimated executive and administrative time incurred in complying with public reporting company requirements.  Our Continuing Stockholders, including our unaffiliated stockholders, will be the beneficiaries of these savings. See “Special Factors—Purposes of and Reasons for the Reverse Stock Split.”  Continuing Stockholders will have the opportunity to participate in our future growth and earnings, if any, as we go forward as a more streamlined entity without the costs of compliance with SEC reporting requirements.

If a stockholder holds 300 or more shares of our Common Stock before the Reverse Stock Split, such stockholder can only receive cash for all of their shares in connection with the Reverse Stock Split if, prior to the effective time of the Reverse Stock Split, such stockholder reduces its ownership to fewer than 300 shares by selling or otherwise transferring shares.  However, we cannot assure any stockholder that any purchaser for their shares will be available or regarding the price at which they may be able to sell such shares, which could be less than the $0.60 per pre-split share to be paid in connection with the Reverse Stock Split.

Finally, as of June 30, 2012, we had estimated our net operating losses (“NOLs”) to be approximately $39.0 million, as determined for U.S. federal income tax purposes.  As discussed below, we do not believe that the Reverse Stock Split will limit our ability to utilize the NOLs to offset future taxable income for U.S. federal income tax purposes. See “Special Factors – Material U.S. Federal Income Tax Consequences of the Reverse Stock Split.”  Our Continuing Stockholders generally will not be able to take direct advantage of our NOLs as a result of the Reverse Stock Split.  While beneficial to us (and indirectly to our stockholders), the preservation of NOLs did not directly impact our decision to structure the Reverse Stock Split in its current form.

Effects on Our Affiliates

Our affiliates will participate in the Reverse Stock Split to the same extent as non-affiliates as described above under “—Effects on Cashed-Out Stockholders” and “—Effects on Continuing Stockholders,” as applicable based on the number of shares of Common Stock held by such affiliates.

Upon the effectiveness of the Reverse Stock Split, the ownership percentage of the shares of our Common Stock held by Continuing Stockholders, including our affiliates, will increase proportionally by less than 1% as a result of the reduction of the number of shares of our Common Stock outstanding by approximately 33,000 shares from 49,720,255 shares as of July 31, 2012, which was not a factor considered by the Special Committee or the Board in evaluating the benefits of the Reverse Stock Split.  The increase in the ownership percentage of our shares of Common Stock held by Continuing Stockholders, including our affiliates, and the reduction in the number of shares outstanding following the completion of the Reverse Stock Split is based on record holder information that we received as of ♦, 2012 from our Transfer Agent as to our record holders, and information we have received regarding the holdings of beneficial owners of our Common Stock held in street name.  The number of shares of our Common Stock to be cashed-out in the Reverse Stock Split may vary from the estimate above, and the ownership percentage of our shares of Common Stock held by our affiliates and the ownership percentage of Continuing Stockholders after the Reverse Stock Split will proportionally increase or decrease as a result of purchases, sales and other transfers of our shares of Common Stock prior to the effective time of the Reverse Stock Split, and depending on the number of street name shares that are actually cashed-out in the Reverse Stock Split. Like all other Continuing Stockholders, these affiliates also are likely to experience reduced liquidity of their shares of Common Stock.

Our executive officers and directors are expected to retain their respective positions with us immediately following the Reverse Stock Split. In addition, our affiliates may have interests in the Reverse Stock Split that are different from your interests as a stockholder, and have relationships that may present conflicts of interest, including holding options to purchase shares of our Common Stock that will remain outstanding following the Reverse Stock Split. See “Special Factors—Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons.”

Effects on Option Holders

Based upon the Reverse Stock Split ratio of 1-for-300, proportionate adjustments will be required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options granted under our equity incentive plans (the “Plans”). This would result in approximately the same aggregate price being required to be paid under such options and approximately the same value of shares of Common Stock being delivered upon such exercise immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.  For example, outstanding stock options to purchase 15,000 shares of our Common Stock at an exercise price of $1.00 per share prior to the Reverse Stock Split would automatically be adjusted proportionately into stock options to purchase 50 shares of our Common Stock at an exercise price of $300 per share following the Reverse Stock Split, resulting in the same aggregate exercise price being required to be paid under such options and the same value of shares of Common Stock being delivered upon such exercise immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares reserved for issuance pursuant to our Plans will be proportionately adjusted based upon the Reverse Stock Split ratio, subject to our treatment of fractional shares.  All other terms and conditions of the options will continue to be governed by the Plans and applicable option agreements.

Effects on Warrant Holders

Based upon the Reverse Stock Split ratio of 1-for-300, proportionate adjustments will be required to be made to the per share exercise price and the number of shares issuable upon the exercise of all of our outstanding warrants.  This would result in approximately the same aggregate price being required to be paid under such warrants and approximately the same value of shares of Common Stock being delivered upon such exercise immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.  All other terms and conditions of the warrants will continue to be governed by the respective warrant agreements. For example, outstanding warrants to purchase 150,000 shares of our Common Stock at an exercise price of $0.50 per share prior to the Reverse Stock Split would automatically be adjusted proportionately into warrants to purchase 500 shares of our Common Stock at an exercise price of $150 per share following the Reverse Stock Split, resulting in the same aggregate exercise price being required to be paid under such warrants and the same value of shares of Common Stock being delivered upon such exercise immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.

Opinion of Cascadia Capital

We engaged Cascadia Capital to render an opinion to the Special Committee and the Board as to the fairness, from a financial point of view, of the consideration to be received by Cashed-Out Stockholders pursuant to the Reverse Stock Split.  Cascadia Capital, a Seattle, Washington-based investment and merchant banking firm, served as financial advisor to the Special Committee and the Board.  As part of its investment and merchant banking business, Cascadia Capital is regularly engaged in performing financial analyses with regard to businesses and their securities in connection with mergers and acquisitions, financings, restructurings, principal investments, valuations, fairness opinions and other financial advisory services.  Since its founding in 2000, the firm has assisted numerous boards of directors of public and private companies in reviewing various transactions and opining as to the fairness of such transactions to certain constituents from a financial point of view.

The advisory agreement between us and Cascadia Capital dated July 10, 2012 provides that for its services, Cascadia Capital is entitled to receive from us a fee of $55,000, which was paid as follows: $25,000 was paid upon execution of the advisory agreement and $30,000 was paid upon Cascadia Capital’s delivery of its August 16, 2012 opinion. No portion of the fee paid to Cascadia Capital was contingent upon the consummation of the Reverse Stock Split.  In addition, we have agreed to indemnify Cascadia Capital and certain related persons against liabilities arising out of Cascadia Capital’s services as a financial advisor to the Special Committee and the Board.

Other than the preparation of its opinion in connection with the Reverse Stock Split, during the two years preceding the date of its opinion, Cascadia Capital has not had any material relationship with any party to the proposed transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated; except that, as part of its investment banking and financial advisory businesses, Cascadia Capital is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for corporate and other purposes. Cascadia Capital may provide valuation and financial advisory services to us or the Board (or any committee thereof) in the future.

On August 15, 2012, Cascadia Capital rendered an oral opinion to the Special Committee, which was subsequently confirmed in a written opinion to the Board dated August 16, 2012, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of such date, the consideration to be received by Cashed-Out Stockholders pursuant to the Reverse Stock Split was fair, from a financial point of view, to such holders.

The full text of the written opinion of Cascadia Capital, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the reviews undertaken in rendering the opinion, is attached as Annex B to this proxy statement. Stockholders are urged to read the opinion carefully and in its entirety.  In addition, we will make the opinion available for inspection and copying at our principal executive offices during regular business hours by any stockholder or such stockholder’s representative.

The opinion of Cascadia Capital is directed to the Board and addresses only the fairness, from a financial point of view, of the consideration to be received by Cashed-Out Stockholders pursuant to the Reverse Stock Split.  The opinion of Cascadia Capital is not a recommendation as to how the Special Committee, the Board, any stockholder or any other person or entity should vote or act with respect to any matters relating to the Reverse Stock Split.  Further, the Cascadia Capital opinion does not in any manner address our underlying business decision to pursue the Reverse Stock Split or the relative merits of the Reverse Stock Split as compared to any alternative business transaction or strategy.

The following is a summary of the material analyses performed by Cascadia Capital in connection with rendering its opinion.  While this summary describes the analyses and factors that Cascadia Capital deemed material in its presentation and opinion to the Special Committee and the Board, it does not purport to be a comprehensive description of all analyses and factors considered by Cascadia Capital.  This summary is qualified in its entirety by reference to the full text of the opinion of Cascadia Capital.

In arriving at its opinion, Cascadia Capital did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  Several analytical methodologies were employed by Cascadia Capital in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by it.  Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.  Accordingly, Cascadia Capital’s analyses must be considered as a whole, and selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion.  The conclusion reached by Cascadia Capital, therefore, is based on the application of its own experience and judgment to all analyses and factors considered by it, taken as a whole.

In connection with preparing its opinion, Cascadia Capital made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances, including, but not limited to, the following:

•	a review of the following documents:

o	our annual reports on Form 10-K and related financial information for the years ended December 31, 2009 through December 31, 2011;

o	our quarterly reports on Form 10-Q and the related unaudited financial information for the periods ended March 31, 2012 and June 30, 2012;

o	subscription and related documents describing the terms and conditions of our recent financings, including the note conversion and warrant exercise transactions in 2010;

o	a draft of this proxy statement prepared in connection with the Reverse Stock Split; and

o
certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of us, furnished to Cascadia Capital by us or publicly available;

•	conducted discussions with our senior management and members of our Board concerning our business and prospects;

•	consulted with KPMG LLP, our independent registered public accounting firm, regarding our accounting policies and recent audits;

•	reviewed the historical market prices and trading activity of our Common Stock;

•	compared certain financial and market information for us with that of selected publicly traded companies which Cascadia Capital deemed to be relevant;

•	compared the financial terms of the Reverse Stock Split with those of certain other transactions which Cascadia Capital deemed to be relevant;

•	reviewed our current capitalization and the general composition of our stockholder base; and

•	conducted such other financial studies, analyses and investigations, and considered such other information financial, economic and market criteria, as Cascadia Capital deemed necessary or appropriate.

In its review and analysis, and in formulating its opinion, Cascadia Capital:

•
assumed and relied upon, without any independent verification, the accuracy and completeness of the financial and other information provided to or discussed with, or reviewed by, Cascadia Capital for the purpose of its opinion;

•
assumed and relied upon, without any independent verification, the reasonableness and accuracy of the prospective non-public financial information provided to Cascadia Capital by us and assumed that such prospective non-public financial information had been reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of our management, and expressed no opinion with respect to such prospective non-public financial information or the assumptions upon which it was based;

•
did not review any of our books and records, did not speak with any commercial partners or customers, and did not assume any responsibility for conducting a physical inspection of our properties or facilities;

•	did not make any independent valuation or appraisal of our assets or liabilities;

•
assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Reverse Stock Split will be obtained without any adverse effect on the Reverse Stock Split;

•
was not asked to, nor did it, offer any opinion as to our underlying business decision or the relative merits of the Reverse Stock Split in comparison to other business strategies or transactions that might be available to us;

•	was not asked to, nor did it, offer any opinion regarding the non-financial terms of the Reverse Stock Split;

•
was not asked to, nor did it, offer any opinion regarding whether any alternative transaction might produce consideration for the Cashed-Out Stockholders in excess of the amount contemplated in the Reverse Stock Split; and

•
was not asked to, nor did it, offer any opinion as to the fairness, from a financial point of view or otherwise, of the Reverse Stock Split as it relates to those stockholders that are not Cashed-Out Stockholders.

Cascadia Capital rendered its written opinion as of August 16, 2012.  The opinion was based upon economic, market and other conditions and circumstances as in effect on such date and the information made available to Cascadia Capital as of such date.  Subsequent developments may affect its opinion, and Cascadia Capital disclaims any undertaking or obligation to update, revise, or reaffirm its opinion.

Summary of Financial Analyses by Cascadia Capital

In rendering its opinion, Cascadia Capital utilized various valuation methodologies as described below.  Our relative lack of detailed financial projections and low historical revenue required Cascadia Capital to pursue additional means of valuation beyond the traditional methods of discounted cash flow and trading and transaction comparables.  Its opinion was formed through analysis of these various methodologies as well as our historical market stock price and recent financing transactions.

Cascadia Capital’s valuation methodologies included the following:

•
Analysis of public market trading comparables - due to our lack of earnings or EBITDA, Cascadia Capital analyzed these comparables based on multiples of revenue utilizing our trailing revenue for the last twelve months as of March 31, 2012;

•
Analysis of comparable transactions - Cascadia Capital reviewed transactions by companies operating in industries that are similar to ours; however, this analysis was tempered by our relatively small size and the fact that these other transactions often included a control premium;

•
Discounted cash flow analysis - Cascadia Capital conducted a discounted cash flow analysis; however, given the inherent uncertain nature of our financial statement projections, Cascadia Capital did not utilize the discounted cash flow analysis for valuation purposes;

•
Analysis of private investments in comparable public companies - Cascadia Capital applied historical revenue metrics based on the implied valuation obtained from private investments in companies comparable to us and utilized this methodology to normalize the illiquidity in the comparable company’s common stock; and

•
Analysis of premiums paid by other firms in comparable going-private transactions - Cascadia Capital identified comparable going-private transactions where a tender offer was made at a premium in order to reduce the number of stockholders to the level required to take the companies private and applied these premiums to the 30-day volume weighted average price of our Common Stock to derive a fair value to be paid in the transaction.

Accordingly, based on these valuation methodologies, our historical market stock price and financing transactions, and other relevant considerations, on August 16, 2012, Cascadia Capital delivered its opinion to the Board that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of such date, the consideration to be received by Cashed-Out Stockholders pursuant to the Reverse Stock Split was fair, from a financial point of view, to such holders.

Conduct of Our Business After the Reverse Stock Split

Except as described in this proxy statement, we do not have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, a sale or transfer of any material amount of our assets, a change in management, a material change in our indebtedness or capitalization (other than periodic debt or equity financings consistent with past practice), or any other material change in our corporate structure or business.  We expect to conduct our business and operations after the effective date of the Reverse Stock Split in substantially the same manner as currently conducted.  While we will no longer be under a legal obligation to file financial or other reports with the SEC, we intend to maintain communications with our Continuing Stockholders.  We plan to make available our audited financial statements as well as to provide periodic interim financial updates to Continuing Stockholders.  Except as described in this proxy statement with respect to the use of funds to finance the Reverse Stock Split and related costs and our plans to suspend our reporting obligations under the Exchange Act, the Reverse Stock Split is not anticipated to have a material effect upon the conduct of our business.  We intend, however, to continue to evaluate and review our businesses, properties, management and other personnel, corporate structure, capitalization and other aspects of our operations in the same manner as we historically have from time to time, and to make such changes as we consider appropriate. We also intend to continue to explore from time to time other business opportunities to expand or strengthen our businesses, as we have done in the past.  In that regard, we may review proposals or may propose the acquisition or disposition of assets or other changes in our business, corporate structure, capitalization, management or other changes that we then consider to be in our best interests and in the best interests of Continuing Stockholders after the Reverse Stock Split.  There are currently no plans to enter into any proposals or agreements that require stockholder approval.  In addition, our executive officers and directors are expected to retain their respective positions with us immediately following the Reverse Stock Split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the Reverse Stock Split to us and our stockholders.  This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described herein, possibly on a retroactive basis. This summary only addresses stockholders who hold their Common Stock as a capital asset.  This section does not apply to a stockholder that is a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, holders that received their Common Stock pursuant to the exercise of stock options or otherwise as compensation, holders who hold their stock as qualified small business stock within the meaning of Section 1202 of the Code, U.S. expatriates, persons liable for alternative minimum tax, holders who hold their Common Stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction, or holders whose functional currency is not the U.S. dollar. This summary does not address tax considerations arising under any U.S. federal estate or gift tax laws or under any state, local or foreign laws. This summary is not binding on the Internal Revenue Service (the “IRS”).

A “U.S. Holder” is a beneficial owner of Common Stock that, for U.S. federal income tax purposes, is: (1) a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) a valid election is in effect under applicable Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner of Common Stock other than a U.S. Holder or an entity treated as a partnership for U.S. federal income tax purposes. If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner with respect to the Reverse Stock Split generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of the Reverse Stock Split.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. NO RULING FROM THE IRS OR OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

Tax Consequences of the Reverse Stock Split to U.S. Holders

Stockholders Not Receiving Cash in the Reverse Stock Split.  A U.S. Holder that does not receive any cash in the Reverse Stock Split generally should not recognize any gain or loss with respect to the Reverse Stock Split for U.S. federal income tax purposes, and generally should have the same adjusted tax basis and holding period in its Common Stock as such holder had immediately prior to the Reverse Stock Split.

Stockholders Receiving Cash in Exchange for Common Stock in the Reverse Stock Split. A U.S. Holder’s receipt of cash in exchange for Common Stock in the Reverse Stock Split generally will be a taxable transaction to such holder for U.S. federal income tax purposes.  Under the stock redemption rules of Section 302 of the Code (referred to herein as the “Section 302 tests”), a U.S. Holder’s exchange of Common Stock for cash in the Reverse Stock Split generally should be treated as a “sale or exchange” of such stock if the exchange (1) results in a “complete termination” of such holder’s interest in us, (2) is “substantially disproportionate” with respect to such holder or (3) is “not essentially equivalent to a dividend” with respect to the such holder. Each of the Section 302 tests is described in more detail below.

In determining whether any of the Section 302 tests is satisfied, a U.S. Holder must take into account both Common Stock actually owned by such holder and any Common Stock considered as owned by such holder by reason of certain constructive ownership rules in the Code. Under these rules, a U.S. Holder generally will be considered to own Common Stock which such holder has the right to acquire pursuant to the exercise of an option or warrant or by conversion or exchange of a security.  A U.S. Holder generally will also be considered to own Common Stock that is owned (and, in some cases, constructively owned) by some members of such holder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which such holder, a member of such holder’s family or a related entity has an interest.

If any of the Section 302 tests is satisfied with respect to a U.S. Holder, and an exchange of Common Stock for cash is therefore treated as a sale or exchange for U.S. federal income tax purposes, such holder generally should recognize gain or loss equal to the difference between the amount of cash received by such holder and such holder’s adjusted tax basis in the Common Stock exchanged in the Reverse Stock Split.  Gain or loss must be calculated separately with respect to each block of shares of Common Stock exchanged in the Reverse Stock Split.  Any gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the relevant shares of Common Stock have been held for more than one year on the date of the Reverse Stock Split. Currently, the maximum long-term capital gain rate for individual U.S. Holders is 15%.  Certain limitations apply to the deductibility of capital losses.

Conversely, if none of the Section 302 tests is satisfied with respect to a U.S. Holder, such holder generally should be treated as having received a distribution from us in an amount equal to the cash received by such holder in the Reverse Stock Split.  We cannot determine prior to the consummation of the Reverse Stock Split the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend for U.S. federal income tax purposes.  To the extent that the amount of a distribution received by a U.S. Holder with respect to the Reverse Stock Split exceeds such holder’s share of our current and accumulated earnings and profits, the excess generally should be treated as a tax-free return of capital to the extent of such holder’s adjusted tax basis in the Common Stock exchanged in the Reverse Stock Split and any remainder generally should be treated as capital gain from the sale or exchange of the Common Stock.  If certain holding period and other requirements are satisfied, dividends are currently taxable at a maximum rate of 15% for individual U.S. Holders.  To the extent that a U.S. Holder’s exchange of Common Stock for cash in the Reverse Stock Split is treated as a dividend, such holder’s adjusted tax basis in the Common Stock exchanged therefor generally should be added to the tax basis of any Common Stock retained by such holder.

A corporate U.S. Holder that does not satisfy any of the Section 302 tests and is treated for U.S. federal income tax purposes as receiving a dividend in the Reverse Stock Split may be eligible for the dividends received deduction, subject to certain limitations. In addition, any amount received by a corporate U.S. Holder that is treated as a dividend for U.S. federal income tax purposes generally will constitute an “extraordinary dividend” under Section 1059 of the Code, and result in the reduction of tax basis in such holder’s Common Stock or in gain recognition to such holder in an amount equal to the non-taxed portion of the dividend. Each corporate stockholder is urged consult its own tax advisor as to the tax consequences of dividend treatment to such holder with respect to its receipt of cash in the Reverse Stock Split.

Section 302 Tests.  A U.S. Holder’s exchange of Common Stock for cash in the Reverse Stock Split must satisfy one of the following tests to be treated as a sale or exchange for U.S. federal income tax purposes:

•
Complete Termination. A U.S. Holder’s exchange of Common Stock for cash in the Reverse Stock Split generally will result in a “complete termination” of such holder’s interest in us if, in connection with the Reverse Stock Split, either (i) all of the Common Stock actually and constructively owned by such holder is exchanged for cash, or (ii) all of the shares of Common Stock actually owned by such holder is exchanged for cash, and, with respect to constructively owned shares of Common Stock, such holder is eligible to waive (and effectively waives) constructive ownership of all such Common Stock under procedures described in Section 302(c) of the Code.

•
Substantially Disproportionate Redemption. A U.S. Holder’s exchange of Common Stock for cash in the Reverse Stock Split generally will be “substantially disproportionate” with respect to such holder if, among other things, immediately after the exchange (i.e., treating all Common Stock exchanged for cash in the Reverse Stock Split as no longer outstanding), (i) such holder’s percentage ownership of our voting stock is less than 80% of such holder’s percentage ownership of our voting stock immediately before the exchange (i.e., treating all Common Stock exchanged for cash in the Reverse Stock Split as outstanding), and (ii) such holder owns less than 50% of the total combined voting power of all classes of our stock entitled to vote.  For purposes of these percentage ownership tests, a holder will be considered as owning Common Stock owned directly as well as indirectly through application of the constructive ownership rules described above.

•
Not Essentially Equivalent to a Dividend. In order for a U.S. Holder’s exchange of Common Stock for cash in the Reverse Stock Split to qualify as “not essentially equivalent to a dividend,” such holder must experience a “meaningful reduction” in its proportionate interest in us as a result of the exchange, taking into account the constructive ownership rules described above.  Whether a U.S. Holder’s exchange of Common Stock pursuant to the Reverse Stock Split will result in a “meaningful reduction” of such holder’s proportionate interest in us will depend on such holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder (for example, less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Each stockholder is urged to consult its own tax advisor as to the application of the Section 302 tests to such stockholder under its particular circumstances.

Tax Consequences of the Reverse Stock Split to Non-U.S. Holders

The U.S. federal income tax rules governing Non-U.S. Holders are complex, and the following is only a limited summary of some general rules applicable to certain Non-U.S. Holders with respect to the Reverse Stock Split.  Each Non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign tax consequences to such holder of the Reverse Stock Split.

A Non-U.S. Holder that does not receive any cash in the Reverse Stock Split generally should not recognize any gain or loss with respect to the Reverse Stock Split for U.S. federal income tax purposes.

A payment to a Non-U.S. Holder in the Reverse Stock Split that is treated as a distribution to such holder with respect to its Common Stock generally will be subject to U.S. federal income tax withholding at a 30% rate.  Accordingly, as described below, the depositary will withhold 30% of any gross payments made to a Non-U.S. Holder with respect to the Reverse Stock Split, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable.

If a Non-U.S. Holder’s exchange of Common Stock for cash in the Reverse Stock Split is treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes, such holder generally should not be subject to U.S. federal income tax on the exchange, unless (1) in the case of a nonresident alien individual, the individual is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are satisfied, (2) the gain is effectively connected with a U.S. trade or business of such holder, and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by such holder in the United States, or (3) we are or have been a United States real property holding corporation (a “USRPHC”) and certain other requirements are satisfied.  A Non-U.S. Holder that is a corporation and whose gain is effectively connected with the conduct of a trade or business within the United States also may be subject to a branch profits tax at a 30% rate (or such lower rate specified by an applicable income tax treaty).  We do not believe that we are (or have been) a USRPHC within the last five years.

U.S. Federal Income Tax Withholding Requirements for All Stockholders

As stated above, the depositary will withhold U.S. federal income taxes equal to 30% of any gross payments made to a Non-U.S. Holder with respect to the Reverse Stock Split, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable.  For example, an applicable income tax treaty may reduce or eliminate U.S. federal income tax withholding, in which case a Non-U.S. Holder claiming a reduction in (or exemption from) such tax must provide the depositary with a properly completed IRS Form W-8BEN claiming the applicable treaty benefit. Alternatively, an exemption generally should apply if the Non-U.S. Holder’s gain is effectively connected with a U.S. trade or business of such holder, and such holder provides the depositary with an appropriate statement to that effect on a properly completed IRS Form W-8ECI.

In addition, to prevent backup U.S. federal income tax withholding equal to 28% of the gross payments made to a stockholder in the Reverse Stock Split, each U.S. Holder who does not otherwise establish an exemption from backup withholding must provide the depositary with such holder’s correct taxpayer identification number (“TIN”) or certify that such holder is awaiting a TIN, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. Non-U.S. Holders should complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the depositary, in order to avoid backup withholding with respect to payments made to such holders in the Reverse Stock Split.

Tax Consequences of the Reverse Stock Split to Helix

The Reverse Stock Split is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and generally should be treated as a tax-free recapitalization for U.S. federal income tax purposes, in which case we should not recognize any gain or loss for such purposes.  In addition, as of June 30, 2012, we had estimated our NOLs to be approximately $39.0 million.  Under the Code, an “ownership change” with respect to a corporation can significantly limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income.  For this purpose, an ownership change generally occurs when there is a cumulative change of greater than 50% in a corporation’s stock ownership within a three-year period.  We do not believe that the Reverse Stock Split, together with all other equity-related transactions during the testing period, will trigger an ownership change with respect to us.

Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons

Our affiliates may have interests in the Reverse Stock Split that are different from your interests as a stockholder, and have relationships that may present conflicts of interest.  While the Board recommends a vote “FOR” the Reverse Stock Split, to our knowledge, none of our affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the Reverse Stock Split.  Our directors and executive officers have indicated that they intend to vote their shares of our Common Stock (2,978,159 shares, or approximately 6.0% of our issued and outstanding shares eligible to vote at the Meeting) “FOR” the Reverse Stock Split.

Upon the effectiveness of the Reverse Stock Split, the ownership percentage of the shares of our Common Stock held by Continuing Stockholders, including our affiliates, will increase proportionally by less than 1% as a result of the reduction of the number of shares of our Common Stock outstanding by approximately 33,000 shares from 49,720,255 shares as of July 31, 2012.  The increase in the ownership percentage of our shares of Common Stock held by our affiliates and the reduction in the number of shares outstanding following the completion of the Reverse Stock Split is based on record holder information that we received as of ♦, 2012 from our Transfer Agent as to our record holders, and information we have received regarding the holdings of beneficial owners of our Common Stock held in street name.  The number of shares to be cashed-out in the Reverse Stock Split may vary from the estimate above, and the ownership percentage of our shares of Common Stock held by our affiliates and the ownership percentage of Continuing Stockholders after the Reverse Stock Split will proportionally increase or decrease as a result of purchases, sales and other transfers of our shares of Common Stock prior to the effective time of the Reverse Stock Split, and depending on the number of street name shares that are actually cashed-out in the Reverse Stock Split.  Our executive officers and directors are expected to retain their respective positions with us immediately following the Reverse Stock Split.

In addition, each member of the Board and our executive officers hold options to acquire shares of our Common Stock.  As a result of the Reverse Stock Split, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of such stock options, but these options will otherwise remain outstanding after the Reverse Stock Split subject to the Plans and their existing option agreements.  As of July 31, 2012, our directors and executive officers held the following options to acquire Common Stock:

Name of Officer or Director	Number of Shares of Common Stock Subject to Option	Exercise Price ($)	Date of Grant	Vesting Schedule	Expiration Date
R. Stephen Beatty, Director, Chief Executive Officer and President	324,000	1.00	7/1/2003	Fully vested	7/1/2013
	165,000	0.57	10/30/2008	Fully vested	10/30/2018
	100,000	0.34	2/3/2010	2,777.77 shares/month until 2/3/13	2/3/2020
	200,000	0.25	2/16/2012	Fully vested	2/16/2022
	500,000	0.25	2/16/2012	166,666.66 shares vested on 2/16/13, 13,888.88 shares/month thereafter	2/16/2022
TOTAL	1,289,000

Robin L. Carmichael, Vice President and Chief Operating Officer	150,000	0.50	11/15/2007	Fully vested	11/15/2017
	100,000	0.34	2/3/2010	2,777.77 shares/month until 2/3/13	2/3/2020
	200,000	0.25	2/16/2012	Fully vested	2/16/2022
	150,000	0.25	2/16/2012	50,000 shares vested on 2/16/13, 4,166.66 shares/month thereafter	2/16/2022
TOTAL	600,000

Randall L-W Caudill, D. Phil., Director	15,000	1.75	12/31/2004	Fully vested	12/31/2014
	15,000	1.50	8/11/2005	Fully vested	8/11/2015
	15,000	0.85	2/16/2006	Fully vested	2/16/2016
	15,000	0.76	1/9/2007	Fully vested	1/9/2017
	15,000	0.80	2/7/2008	Fully vested	2/7/2018
	15,000	0.49	2/5/2009	Fully vested	2/5/2019

	15,000	0.30	2/4/2010	Fully vested	2/4/2020
	15,000	0.30	3/4/2011	Fully vested	3/4/2021
	25,000	0.25	2/16/2012	Quarterly until 2/16/13	2/16/2022
TOTAL	145,000

John F. Clifford, Director	25,000	0.77	8/31/2007	Fully vested	8/31/2017
	15,000	0.80	2/7/2008	Fully vested	2/7/2018
	15,000	0.49	2/5/2009	Fully vested	2/5/2019
	15,000	0.30	2/4/2010	Fully vested	2/4/2020
	15,000	0.30	3/4/2011	Fully vested	3/4/2021
	25,000	0.25	2/16/2012	Quarterly until 2/16/13	2/16/2022
TOTAL	110,000

Richard M. Cohen, Director	25,000	0.85	2/16/2006	Fully vested	2/16/2016
	15,000	0.76	1/9/2007	Fully vested	1/9/2017
	15,000	0.80	2/7/2008	Fully vested	2/7/2018
	15,000	0.49	2/5/2009	Fully vested	2/5/2019
	15,000	0.30	2/4/2010	Fully vested	2/4/2020
	15,000	0.30	3/4/2011	Fully vested	3/4/2021
	25,000	0.25	2/16/2012	Quarterly until 2/16/13	2/16/2022
TOTAL	125,000

Lawrence Blake Jones, Director	25,000	0.19	3/5/2010	Fully vested	3/5/2011
	15,000	0.30	3/4/2011	Fully vested	3/4/2021
	25,000	0.25	2/16/2012	Quarterly until 2/16/13	2/16/2022
TOTAL	65,000

Jeffrey A. Miller, Ph.D., Director	15,000	1.75	12/31/2004	Fully vested	12/31/2014
	15,000	1.50	8/11/2005	Fully vested	8/11/2015
	15,000	0.85	2/16/2006	Fully vested	2/16/2016
	15,000	0.76	1/9/2007	Fully vested	1/9/2017
	15,000	0.80	2/7/2008	Fully vested	2/7/2018
	15,000	0.49	2/5/2009	Fully vested	2/5/2019
	15,000	0.30	2/4/2010	Fully vested	2/4/2020
	15,000	0.30	3/4/2011	Fully vested	3/4/2021
	25,000	0.25	2/16/2012	Quarterly until 2/16/13	2/16/2022
TOTAL	145,000

Barry L. Seidman, Director	25,000	1.48	11/10/2004	Fully vested	11/10/2014
	15,000	0.85	2/16/2006	Fully vested	2/16/2016
	15,000	0.76	1/9/2007	Fully vested	1/9/2017
	15,000	0.80	2/7/2008	Fully vested	2/7/2018
	15,000	0.49	2/5/2009	Fully vested	2/5/2019
	15,000	0.30	2/4/2010	Fully vested	2/4/2020
	15,000	0.30	3/4/2011	Fully vested	3/4/2021
	25,000	0.25	2/16/2012	Quarterly until 2/16/13	2/16/2022
TOTAL	140,000

None of our affiliates has any interest, direct or indirect, in the Reverse Stock Split other than interests arising from the ownership of securities where those affiliates receive no extra or special benefit not shared on a pro rata basis by all other holders of our Common Stock, except that, by suspending our reporting obligations under the Exchange Act subsequent to the consummation of the Reverse Stock Split, we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act, from making personal loans to our directors or executive officers. However, we do not have a present intention of making personal loans to our directors or executive officers, and the ability to make such loans was not a reason considered by the Board in evaluating the benefits of the Reverse Stock Split. Additionally, there are no agreements with affiliates to purchase Common Stock upon consummation of or subsequent to the Reverse Stock Split.

Sources and Amounts of Funds and Expenses

Since we do not know how many record and beneficial holders of our Common Stock will receive cash for their shares in the Reverse Stock Split, we do not know the exact cost of the Reverse Stock Split.  However, based on information that we have received as of ♦, 2012 from our Transfer Agent with regard to the size of holdings of those stockholders who may hold shares in street name, as well as our estimates of other Reverse Stock Split expenses, we believe that the total cash requirement of the Reverse Stock Split to us will be approximately $300,000.  This amount includes approximately $20,000 needed to cash-out Cashed-Out Stockholders (although this amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding at the time of the Reverse Stock Split as a result of purchases, sales and other transfers of our shares of Common Stock, and the number of street name shares that are actually cashed-out in the Reverse Stock Split), and approximately $280,000 of legal, accounting, financial advisory fees, and other costs to effect the Reverse Stock Split as follows:

Legal and Accounting Fees	$	♦
Fairness Opinion		♦
Payment for Fractional Shares		♦
Transfer Agent Costs		♦
Printing and Miscellaneous Costs		♦
Total Expenses		$300,000

The consideration to be paid to Cashed-Out Stockholders and the other costs of the Reverse Stock Split will be paid from cash on hand and/or our existing line of credit with JPMorgan Chase Bank, N.A. There are no conditions to the availability of the funds for the Reverse Stock Split and we do not have any alternative financing arrangements or alternative financing plans with respect to the Reverse Stock Split.  We do not have any plans or arrangements to repay any amounts drawn down on our existing line of credit in connection with the Reverse Stock Split until the maturity thereof.

See “Information About the Company—Certain Relationships and Related Transactions.”

Effective Date

The Reverse Stock Split will become effective as of the date that we amend our Certificate of Incorporation through the filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to effectuate the Reverse Stock Split.  We intend to effect the Reverse Stock Split as soon as practicable after the Reverse Stock Split is approved by our stockholders.  Within approximately five business days after the effective date of the Reverse Stock Split, we expect that our Transfer Agent will send to each holder of record of 300 or fewer shares of our Common Stock, and to brokers, banks and other nominees, based on information we receive from them in response to our inquiries, for each owner of 300 or fewer shares of our Common Stock held in street name, instructions, including letters of transmittal asking them to surrender their shares.  Upon proper completion, execution and return of the letter of transmittal and accompanying stock certificate(s) to the Transfer Agent by such Cashed-Out Stockholders, the Transfer Agent will send the payments to these Cashed-Out Stockholders within approximately five business days of receipt.  Therefore, the timing of receipt of payment for these stockholders is dependent upon their proper surrender of the certificates and the delivery of properly prepared and executed letters of transmittal.  With respect to the Continuing Stockholders, there are no further actions that will be required by such stockholders as a result of the Reverse Stock Split.  Instead, the share certificates held by the Continuing Stockholders representing their shares of Common Stock shall, immediately following the effective time of the Reverse Stock Split, automatically and without any further action on the part of the Continuing Stockholder, represent such number of shares of Common Stock as reclassified and converted pursuant to the Reverse Stock Split, including any fractional shares.  Our Common Stock acquired in connection with the Reverse Stock Split will be restored to the status of authorized but unissued shares.  The suspension of our obligation to file periodic reports and other documents under the Exchange Act will become effective after the filing with the SEC of a Form 15.  See “Special Factors—Effects of the Reverse Stock Split.”

Termination of Reverse Stock Split

Under applicable Delaware Law, the Board has a duty to act in the best interest of our stockholders.  Accordingly, the Board reserves the right to abandon the Reverse Stock Split, if for any reason the Board determines that, in the best interest of our stockholders, it is not advisable to proceed with the Reverse Stock Split, even assuming the stockholders vote to approve the Reverse Stock Split. Although the Board presently believes that the Reverse Stock Split is in our best interests and has recommended a vote in favor of the Reverse Stock Split, the Board nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Meeting such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time. Such reasons might include, but are not limited to:

•
any change in the nature of our stockholdings prior to the effective time of the Reverse Stock Split, which would result in us being unable to reduce the number of record holders of our shares to below 500 as a result of the Reverse Stock Split;

•	any change in the number of our record holders that would enable us to suspend our periodic reporting obligations under the Exchange Act without effecting the Reverse Stock Split;

•
any change in the number of our shares that will be exchanged for cash in connection with the Reverse Stock Split that would increase the cost and expense of the Reverse Stock Split from that which is currently anticipated;

•	any changes in the regulatory environment that would affect our status as a public reporting company or otherwise; or

•	any adverse change in our financial condition that would render the Reverse Stock Split inadvisable.

If the Board decides to withdraw the Reverse Stock Split from the agenda of the Meeting, the Board will promptly notify our stockholders of the decision by public announcement and by announcement at the Meeting.

Process for Payment for Fractional Shares Held by Cashed-Out Stockholders

Our Transfer Agent will act as our agent for purposes of paying for fractional shares held by Cashed-Out Stockholders in connection with the Reverse Stock Split.

We believe that no service charge, brokerage commission, or transfer tax will be payable by any Cashed-Out Stockholder in connection with the cash-out of shares in the Reverse Stock Split.

If any certificate evidencing shares of our Common Stock has been lost or destroyed, we may in our sole discretion accept in lieu thereof a duly executed affidavit and indemnity agreement in a form satisfactory to us. The holder of any shares of our Common Stock evidenced by any certificate that has been lost or destroyed must submit, in addition:

•	the letter of transmittal sent by us;

•	the above-referenced affidavit;

•	the above-referenced indemnity agreement; and

•
any other document required by us, which may include a bond or other security satisfactory to us indemnifying us and our other persons against any losses incurred as a consequence of paying cash in lieu of issuing fractional shares of our Common Stock in exchange for the existing shares of our Common Stock evidenced or purported to be evidenced by such lost or destroyed certificate.

Additional instructions with respect to lost or destroyed certificates will be included with the letter of transmittal that we will send to Cashed-Out Stockholders after the effective date of the Reverse Stock Split.  In the event that we are unable to locate certain stockholders or if a stockholder fails to properly complete, execute, and return the letter of transmittal and accompanying stock certificate(s) to the Transfer Agent, any funds payable to such holders pursuant to the Reverse Stock Split will be held in escrow until a proper claim is made, subject to applicable unclaimed property and escheat laws.

Stockholders owning fewer than 300 shares on the effective date of the Reverse Stock Split will be Cashed-Out Stockholders and will have the right to receive $0.60 in cash per pre-split share of Common Stock, subject to any applicable U.S. federal, state and local withholding tax, and without interest.  Stockholders that hold at least one share of Common Stock after the Reverse Stock Split will continue as stockholders of the Company and will receive fractional shares to the extent the amount of shares owned by such stockholders following the Reverse Stock Split is not equally divisible by 300 and will not be entitled to receive any cash payment.

For purposes of determining ownership of shares of our Common Stock on the effective date of the Reverse Stock Split, such shares will be considered held by the person in whose name such shares are registered on our Transfer Agent’s records.  We intend to treat stockholders holding shares of our Common Stock in street name in the same manner as registered stockholders whose shares are registered in their names.  Prior to the effective date of the Reverse Stock Split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our Common Stock in street name.  We will ask them to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in street name.  We will rely on these brokers, banks and other nominees to provide us with information on how many fractional shares will be cashed-out.  However, these brokers, banks and other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split.  If you hold your shares in street name with a bank, broker or other third party, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

Within approximately five business days after the effective date of the Reverse Stock Split, we expect that the Transfer Agent will send to each holder of record of 300 or fewer shares of our Common Stock immediately prior to the Reverse Stock Split, and to brokers, banks and other nominees, based on information we receive from them in response to our inquiries, for each owner of 300 or fewer shares of our Common Stock immediately prior to the Reverse Stock Split held in street name, instructions for surrendering any certificates held thereby representing shares of our Common Stock which will be converted to a right to receive cash as a result of the Reverse Stock Split. Such instructions will include a letter of transmittal to be completed and returned to the Transfer Agent by the holder of such certificates, together with such certificates. The shares we acquire in the Reverse Stock Split will be restored to the status of authorized but unissued shares.

Within approximately five business days after the Transfer Agent receives any surrendered certificate from a Cashed-Out Stockholder, together with a duly completed and executed letter of transmittal with respect thereto and such other documents as we may require, the Transfer Agent will deliver to the person payment in an amount equal to $0.60 subject to any applicable U.S. federal, state and local withholding tax, without interest, for each pre-split share of Common Stock that is represented by the fractional share.

With respect to Continuing Stockholders, there are no further actions that will be required by such stockholders as a result of the Reverse Stock Split.  Instead, the share certificates held by the Continuing Stockholders representing their shares of Common Stock shall, immediately following the effective time of the Reverse Stock Split, automatically and without any further action on the part of the Continuing Stockholder, represent such number of shares of Common Stock as reclassified and converted pursuant to the Reverse Stock Split, including any fractional shares.

There will be no differences between the respective rights, such as dividend, voting, liquidation or other rights, preferences or limitations of our Common Stock prior to the Reverse Stock Split and our Common Stock after the Reverse Stock Split.

DO NOT SEND SHARE CERTIFICATES TO US OR THE TRANSFER AGENT UNTIL AFTER YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND ANY ACCOMPANYING INSTRUCTIONS.

No Appraisal or Dissenters’ Rights

Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to stockholders of who dissent from the Reverse Stock Split.

Escheat Laws

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds for fractional shares would be deposited, amounts due to stockholders in payment for fractional shares that are not timely claimed after the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Regulatory Approvals

We are not aware of any material governmental or regulatory approval required for completion of the Reverse Stock Split, other than compliance with the relevant federal and state securities laws and Delaware law.

Litigation

There is no ongoing litigation related to the Reverse Stock Split.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

 This proxy statement contains certain “forward-looking statements” which are based on management’s exercise of business judgment, as well as assumptions made by and information currently available to management.  When used in this document, the words “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend” and words of similar import, are intended to identify any forward-looking statements.  You should not place undue reliance on these forward-looking statements.  These statements reflect our current view of future events and are subject to certain risks and uncertainties as described in our annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements.  We undertake no obligation, and do not intend, to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Some of these risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change or other circumstance that could give rise to the abandonment of the Reverse Stock Split;

•	the failure of the Reverse Stock Split to be consummated for any other reason;

•	the outcome of any legal proceedings that may be instituted against us and others relating to the Reverse Stock Split or the suspension of our reporting obligations under the Exchange Act;

•
the occurrence of any event, change or other circumstance that could prevent or delay us from suspending our reporting obligations under the Exchange Act, including, without limitation, any failure of the Reverse Stock Split to result in the reduction of the number of our stockholders of record to below 500;

•	the effect of the Reverse Stock Split and the suspension of our reporting obligations under the Exchange Act on our customer relationships, operating results and business generally;

•	any changes in applicable laws or regulations to which we may be subject;

•	the amount of the costs, fees, expenses and charges related to the Reverse Stock Split and the other transactions described herein; and

•	the amount of cost savings that we expect to achieve as a result of suspending our reporting obligations under the Exchange Act.

For these reasons, you should not place undue reliance on any forward-looking statements included in this proxy statement.  Except as specified in SEC regulations, we have no duty to publicly release information that updates the forward-looking statements contained in this proxy statement.

INFORMATION ABOUT THE COMPANY

Name and Address

Our name is Helix BioMedix, Inc., a Delaware corporation.  Our principal executive offices are located at 22121 17th Avenue S.E., Suite 112, Bothell, Washington 98021, and our telephone number is (425) 402-8400.

Market Price of Common Stock

Our Common Stock has been quoted on the OTCBB under the symbol “HXBM.OB” since 1994.  Prior to 1994, our Common Stock did not trade publicly. The following table summarizes our Common Stock’s high and low daily closing sales prices for the periods indicated as reported by the OTCBB.  These quotations reflect inter-dealer prices, without retail markups, markdowns or commissions, and may not represent actual transactions.

	Year ended December 31,
	2012		2011		2010
	High	Low	High	Low	High	Low
First Quarter	$0.31	$0.25	$0.45	$0.20	$0.40	$0.19
Second Quarter	$0.44	$0.25	$0.45	$0.22	$0.43	$0.22
Third Quarter (as of ♦, 2012)			$0.45	$0.15	$0.49	$0.20
Fourth Quarter			$0.35	$0.23	$0.59	$0.23

As of ♦, 2012, there were approximately ♦ record holders of our Common Stock. Because in some instances our Common Stock is held by brokers and clearing agencies on behalf of stockholders, we are unable to determine the total number of beneficial owners represented by these record holders.

Dividends

We have never declared or paid cash dividends on our capital stock. We intend to retain any future earnings to fund the development and growth of our business, and do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made by the Board.

Prior Public Offerings

We have not made an underwritten public offering of our Common Stock for cash during the three years preceding the date of this proxy statement.

Stock Purchases

We have not purchased any shares of our Common Stock within the past two years.

In addition, during the last two years, none of our directors, executive officers or other affiliates has purchased shares of our Common Stock except for the grant of equity compensation by us to our directors and officers in the form of stock options as set forth above under “Special Factors – Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons” and except as set forth below under “— Certain Relationships and Related Transactions – Financing Transactions Involving Related Persons.”

Certain Information Concerning Us, Our Directors and Executive Officers and Other Affiliates

Each of Helix, its directors and officers and Frank T. Nickell is an “affiliate” for purposes of Schedule 13E-3.

Information About Our Directors and Executive Officers

The business address of each of our directors and executive officers is c/o Helix BioMedix, Inc., 22121 17th Avenue S.E., Suite 112, Bothell, Washington 98021 and the business telephone number is (425) 402-8400.  The names of our current directors and certain information about them as of July 31, 2012 are set forth below.

Name	Age	Director Since	Directorship Term/Class*	Committee Memberships
R. Stephen Beatty	62	1999	2015/III	None

Randall L-W. Caudill, D. Phil.	65	2001	2013/I	Audit Committee
				Governance Committee

John F. Clifford	69	2007	2015/III	Compensation Committee

Richard M. Cohen	61	2005	2013/I	Audit Committee (Chairman)

Lawrence Blake Jones	66	2010	2015/III	Audit Committee
				Governance Committee

Jeffrey A. Miller, Ph.D.	64	1999	2014/II	Compensation Committee (Chairman)
				Governance Committee (Chairman)

Barry L. Seidman	67	2004	2013/I	Compensation Committee

*
Terms expire as of the date of our annual stockholder meeting in the year indicated, provided however that directors hold office until their successors are elected and qualified or until their earlier death, resignation or removal.

R. Stephen Beatty has served as our president and chief executive officer and as a member of the Board since May 1999. Prior to joining us, Mr. Beatty established and operated Beatty Finance, Inc., a private financial services company. Mr. Beatty holds a B.S. in Mathematics from the University of South Alabama and an M.B.A. from the University of New Orleans.

Having served as our chief executive officer for over ten years, Mr. Beatty brings to the Board critical knowledge and understanding of the products offered by our company, proven management experience, and a thorough understanding of the biotechnology industry in which we operate. In addition, his years of experience owning and operating a financial services company give him valuable insight in the fields of finance and investment.

Randall L-W. Caudill, D. Phil. has served as a member of the Board since December 2001. Dr. Caudill is the president of Dunsford Hill Capital Partners, Inc., a financial consulting firm advising early-stage health care and technology companies. Prior to forming Dunsford Hill Capital Partners, Inc. in January 1997, he headed the Mergers and Acquisitions Department at Prudential Securities for approximately ten years and was Co-Head of their Investment Bank. Previously, Dr. Caudill was an Executive Director and Co-Head of Mergers and Acquisitions at Morgan Grenfell, Inc., and was a senior executive in the International Mergers and Acquisitions Department of The First Boston Corporation. Dr. Caudill currently serves on the board of directors of Ramgen Power Systems, Inc., a privately held company committed to the development of high performance compressor and expander products, as well as a number of not-for-profit entities. He received an M.P.P.M. (Master’s in Public and Private Management) from Yale University and a D. Phil. from Oxford University, where he was a Rhodes Scholar.

With his years of experience in the finance and healthcare fields, Dr. Caudill brings valuable experience and perspective to the Board. In addition, Dr. Caudill is knowledgeable about accounting principles, financial reporting regulations, the evaluation of financial results, and corporate governance requirements. This experience makes him a valuable asset to the Board; he is also a member of our audit and governance committees.

John F. Clifford has served as a member of the Board since August 2007. Mr. Clifford has served as a consultant in the aesthetic and dermatology markets since June 2006. He was executive vice president of Dermatology for PhotoMedex, Inc. from May 2005 until June 2006 following its acquisition of ProCyte Corporation. He was president, chief executive officer and chairman of ProCyte Corporation from 1996 until May 2005. Before joining ProCyte Corporation, Mr. Clifford was the president of Orthofix, Inc. U.S., which acquired American Medical Electronics, Inc., where he was chief executive officer. From 1989 to 1994, he was employed by Davis and Geck, Inc. as division vice president. From 1964 to 1989, Mr. Clifford held various sales and marketing positions at Ethicon Inc. and Iolab Corporation, both Johnson & Johnson companies. Mr. Clifford holds a B.S. in Economics from Villanova University and an M.B.A. in Finance from Drexel University.

Mr. Clifford has extensive senior-level management experience in the biotechnology industry and brings to the Board valuable knowledge of the strategic, marketing and operational aspects of running a successful biotechnology business. His experience makes him a strong contributor to the Board and to our compensation committee.

Richard M. Cohen has served as a member of the Board since December 2005. Since 1996, Mr. Cohen has been the president of Richard M. Cohen Consultants, Inc., a financial services consulting company that assists public and private companies with their corporate finance and corporate governance needs. From 2003 through January 2012, Mr. Cohen served as a director of Dune Energy, Inc. (AMEX:DNE), an oil and gas exploration and production company for which he served as chief financial officer from November 2003 to April 2005. From 2007 until August 2012, Mr. Cohen had served as a director and a member of the audit committee of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM). Since December 2009, he has been a director of CorMedix, Inc. (AMEX:CRMD-U), a pharmaceutical company that develops and seeks to commercialize therapeutic products for the treatment of cardiorenal disease, for which he has also serves as the interim chairman since October 2011. Mr. Cohen is a Certified Public Accountant (New York State). He received a B.S. from the University of Pennsylvania (Wharton) and an M.B.A. from Stanford University.

Mr. Cohen has extensive finance and corporate governance experience, including dealing with financial and accounting matters affecting companies in the biotechnology industry. Based on his financial and accounting experience, he serves as our audit committee chairman and financial expert.

Lawrence Blake Jones has served as a member of the Board since March 2010. Since 1974, Mr. Jones has been a partner with Scheuermann & Jones, a Louisiana-based law firm that practices throughout much of the United States. In addition, he serves on the board of directors of First NBC Bank, a privately held financial institution, where he is a member of the audit committee, the board of directors of First Commerce Holding Company, a privately held holding company, where he is a member of the audit committee, and the national board of directors for the not-for-profit St. Jude’s Ranch for Children, where he is a member of the audit committee. He holds a J.D. from Tulane Law School and a B.A. in history from the Louisiana State University.

With his legal background, his years of experience serving as a partner at a law firm, and his service on the boards of other companies, Mr. Jones brings to the Board demonstrated managerial ability and an understanding of the principles of good corporate governance, which also makes him a valuable contributor to the audit and governance committees.

Jeffrey A. Miller, Ph.D has served as a member of the Board since December 1999. Since 1991, Dr. Miller has been the president and chief executive officer of Capital Markets Research, Inc., a private company that provides security consulting and expert witness services. He is also the president and chief executive officer of each of Gas-Lock Advisors, LLC (since 2005) and New Arc Investments, Inc. (since 1997), and has served on the board of directors of Think-a-Move Ltd., a privately held company, since 2000. Dr. Miller has advised venture capital investors for over twenty years. Dr. Miller holds a B.A. in Political Science from Bowling Green State University and a Ph.D in Political Science from the University of Michigan.

Dr. Miller has extensive experience in financial markets and analysis, strategic planning for emerging companies and biotech investing, making him particularly qualified to contribute to the strategic and financial aspects of our business. He also has significant senior-level management and board experience with other companies and has deep knowledge of our company as a long-serving member of the Board. Dr. Miller chairs our compensation and governance committees.

Barry L. Seidman has served as a member of the Board since November 2004. For the past several years, Mr. Seidman has served as an independent consultant in the securities industry. Mr. Seidman served as chairman of the board of Pax Holding Corporation, a privately held full-service options, stock and futures clearing firm, from 2001 to 2005. In prior years, Mr. Seidman was president and chief operating officer of First Options of Chicago and a partner of Spear Leeds and Kellogg. He also served in various positions at The Options Clearing Corporation, culminating as first vice president of national operations. Since 2006 Mr. Seidman has been a director and a member of the compensation committee of Think-a-Move Ltd., a privately held company, and since 2007 he has been a director and a member of the compensation committee of Performance Inc., a privately held company. In the past he has served on the Board of Governors of the Philadelphia Stock Exchange and on the board of directors of The Options Clearing Corporation. Mr. Seidman is a graduate of St. John’s University with a B.S. in accounting.

Mr. Seidman has years of experience in finance and investing and a broad understanding of the strategic priorities of diverse industries and brings this valuable perspective to the Board and our compensation committee.

In addition to R. Stephen Beatty who, in addition to being a director, is also our President and Chief Executive Officer, our only other executive officer is Robin L. Carmichael.  Information regarding Mr. Beatty is set forth above.  Information about Ms. Carmichael is set forth below:

Robin L. Carmichael has served as our Vice President and Chief Operating Officer since January 2011, and served as our Vice President, Marketing and Business Development from October 2007 until January 2011. From April 2007 to October 2007, Ms. Carmichael was the Chief Operating Officer of DERMAdoctor, Inc., a company specializing in developing and selling over-the-counter drugs and cosmeceuticals. Prior to joining DERMAdoctor, Inc., from 1998 to December 2006, Ms. Carmichael served as Vice President of Marketing, first with ProCyte Corporation, a biotechnology company specializing in metallic peptides, and then with Photomedex, Inc. following its acquisition of ProCyte in 2005 and as a consultant to the same company from January to June 2007. From 1993 to 1998, she held various marketing and clinical research positions of increasing responsibility with ProCyte. Ms. Carmichael holds a B.S. in Nursing from Seattle University and attended the UCLA Anderson Graduate School of Executive Management.

Neither us nor any of our directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.  Each of our directors and executive officers is a citizen of the United States.

Information About Mr. Nickell and RBFSC Inc.

As of July 31, 2012, Mr. Nickell owned 21,912,799 shares of our Common Stock, or 42.4% of our outstanding shares of Common Stock.  Mr. Nickell’s address is 320 Park Avenue, 24th Floor, New York, NY 10022 and his holdings include 17,636,264 shares of Common Stock held by RBFSC Inc., of which Mr. Nickell is president and a director, and 2,000,000 shares of Common Stock issuable pursuant to warrants held by Mr. Nickell.  Neither RBFSC Inc. nor, to our knowledge, RBFSC Inc.’s directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.  Mr. Nickell is a citizen of the United States.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of shares of our Common Stock as of July 31, 2012 by:

•	each stockholder known to us to be a beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

This table is based in part on information supplied to us by our officers, directors and principal stockholders.  As of July 31, 2012, there were 49,720,255 shares of Common Stock outstanding.  Unless otherwise noted, the address of each beneficial owner is: c/o Helix BioMedix, Inc., 22121 17th Avenue S.E., Suite 112, Bothell, Washington 98021

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage Ownership(2)
Frank T. Nickell(3)	21,912,799	42.4%
David B. Nickell	4,831,598	9.7%
R. Stephen Beatty(4)	900,098	1.8%
Robin L. Carmichael(5)	436,111	*
Randall L-W. Caudill, D. Phil.(6)	147,500	*
John F. Clifford(7)	97,500	*
Richard M. Cohen(8)	112,500	*
Lawrence Blake Jones (9)	1,448,421	2.9%
Jeffrey A. Miller, Ph.D.(10)	292,478	*
Barry L. Seidman(11)	1,439,763	2.9%
Directors and executive officers as a group (8 persons)(12)	4,874,380	9.4%

*	Indicates that beneficial ownership is less than 1% of the class
(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Beneficial ownership calculations include shares for which the named person has sole or shared power over voting or investment decisions. The number of shares of Common Stock beneficially owned also includes Common Stock which the named person has the right to acquire, through conversion, option or warrant exercise or otherwise, as of July 31, 2012 or within 60 days after that date.

(2)
Percentage ownership is based on a total of 49,720,255 shares of Common Stock outstanding as of July 31, 2012. For each named person, the percentage ownership includes stock that the person has the right to acquire within 60 days after July 31, 2012, as described in footnote 1 above. However, such shares are not deemed outstanding in the calculation of ownership percentage for any other person.

(3)
Mr. Nickell’s address is 320 Park Avenue, 24th Floor, New York, NY 10022. Includes 17,636,264 shares of Common Stock held by RBFSC Inc., of which Mr. Nickell is president and a director, and 2,000,000 shares of Common Stock issuable pursuant to warrants held by Mr. Nickell.

(4)	Includes 775,111 shares of Common Stock issuable pursuant to options held by Mr. Beatty.
(5)	Consists of 436,111 shares of Common Stock issuable pursuant to options held by Ms. Carmichael.
(6)	Consists of 15,000 shares of Common Stock issuable pursuant to warrants and 132,500 shares of Common Stock issuable pursuant to options held by Dr. Caudill.
(7)	Consists of 97,500 shares of Common Stock issuable pursuant to options held by Mr. Clifford.
(8)	Consists of 112,500 shares of Common Stock issuable pursuant to options held by Mr. Cohen.
(9)	Includes 52,500 shares of Common Stock issuable pursuant to options held by Mr. Jones.
(10)
Includes 132,500 shares of Common Stock issuable pursuant to options and 15,000 shares of Common Stock issuable pursuant to warrants held by Dr. Miller. Of the shares of Common Stock beneficially owned by Dr. Miller, 144,987 shares were pledged as security as of July 31, 2012.

(11)	Includes 127,500 shares of Common Stock issuable pursuant to options held by Mr. Seidman.
(12)
See footnotes (4) through (11) above. Includes R. Stephen Beatty, Robin L. Carmichael, Randall L-W. Caudill, John F. Clifford, Richard M. Cohen, Lawrence Blake Jones, Jeffrey A. Miller and Barry L. Seidman.

Certain Relationships and Related Transactions

Financing Transactions Involving Related Persons

In March and May 2010, we issued convertible promissory notes in the aggregate principal amount of $3,200,000 and five-year warrants to purchase an aggregate of 800,000 shares of our Common Stock at an exercise price of $0.80 per share. RBFSC Inc., of which Mr. Nickell, who beneficially owned approximately 42.4% of our outstanding Common Stock as of July 31, 2012, is the president and a director, purchased a note in the principal amount of $2,200,000 and received a warrant to purchase up to 550,000 shares of our Common Stock in this offering, and Lawrence Blake Jones and Barry L. Seidman, members of our Board, purchased notes in the principal amounts of $300,000 and $150,000, respectively, and received warrants to purchase 75,000 and 37,500 shares of our Common Stock, respectively, in such offering.

In November 2010, we entered into a convertible promissory note conversion and warrant exercise agreement with RBFSC Inc. pursuant to which RBFSC Inc.:

(i)
amended and converted $3,665,425 of aggregate principal amount and accrued interest due on a convertible promissory note issued to RBFSC Inc. in 2008 into 6,109,041 shares of our Common Stock at a conversion price of $0.60 per share;

(ii)
amended and converted $2,326,334 of aggregate principal amount and accrued interest due on the convertible promissory note issued to RBFSC Inc. in 2010 into 3,877,223 shares of our Common Stock at a conversion price of $0.60 per share;

(iii)	amended and exercised a warrant issued to RBFSC Inc. in 2008 to purchase 1,500,000 shares of our Common Stock at an exercise price of $0.50 per share for a total of $750,000; and
(iv)	amended and exercised a warrant issued to RBFSC Inc. in 2010 to purchase 1,100,000 shares of our Common Stock at an exercise price of $0.40 per share for a total of $440,000.

In addition, in December 2010, we entered into a warrant amendment and exercise agreement with RBFSC Inc., pursuant to which:

(i)	RBFSC Inc. amended and exercised a warrant issued in 2006 for 300,000 shares of our Common Stock at an exercise price of $0.50 per share for a total of $150,000; and
(ii)	we agreed to comply with the requirements for “qualified small business stock” under Section 1202 of the Internal Revenue Code of 1986, as amended.

In December 2010, pursuant to a Tender Offer Statement on Schedule TO filed with the SEC:

(i)
outstanding convertible promissory notes issued in 2009 were amended and converted into shares of our Common Stock at a conversion price of $0.60 per share, including $114,948 and $114,444  in aggregate principal amount and accrued interest due on a convertible promissory notes held by Lawrence Blake Jones and Barry L. Seidman, respectively, members of the Board, which were amended and converted into 191,579 and 190,739 shares of our Common Stock, respectively;

(ii)
outstanding convertible promissory notes issued in 2010 were amended and converted into shares of our Common Stock at a conversion price of $0.60 per share, including $319,332 and $159,666 in aggregate principal amount and accrued interest due on convertible promissory notes held by Lawrence Blake Jones and Barry L. Seidman, respectively, members of the Board, which were amended and converted into 532,219 and 266,109 shares of our Common Stock, respectively;

(iii)
outstanding warrants issued in 2009 were amended and exercised for shares of our Common Stock at an exercise price of $0.50 per share, including warrants held by Lawrence Blake Jones and Barry L. Seidman, members of the Board, each of which was amended and exercised for 50,000 shares of our Common Stock for a total of $25,000 each; and

(iv)
outstanding warrants issued in 2010 were amended and exercised for shares of our Common Stock at an exercise price of $0.40 per share, including warrants held by Lawrence Blake Jones and Barry L. Seidman, members of the Board, which were amended and exercised for 150,000 and 75,000 shares of our Common Stock, respectively, for a total of $60,000 and $30,000, respectively.

On March 9, 2012, we entered into an LOC Agreement (the “LOC Agreement”) with Mr. Nickell, pursuant to which Mr. Nickell established an irrevocable standby letter of credit by JPMorgan Chase Bank, N.A. (“JPMorgan”) in the amount of $2.0 million on our behalf and deposited $2.0 million with JPMorgan as collateral.  Bank administrative fees for the letter of credit are expected to be 0.75% per year and borrowings under this line of credit (the “LOC”), if not immediately repaid by the collateral, will accrue interest at a rate of 4% per year. The LOC will expire on July 1, 2013 but will automatically renew until July 1, 2014 unless terminated by JPMorgan at least 14 days prior to the end of the current term, at which time we may draw up to the balance remaining on the LOC. Pursuant to the LOC Agreement, we agreed to use commercially reasonable efforts to consummate an equity financing prior to the termination date of the LOC in which we would sell and issue shares of our Common Stock at a price per share of at least $0.60 for aggregate proceeds of at least $3.0 million, upon consummation of which all amounts outstanding under the LOC shall be immediately repaid.  In connection with the LOC Agreement, we issued to Mr. Nickell a five-year fully vested warrant to purchase 2,000,000 shares of our Common Stock at an exercise price of $0.25 per share and agreed to reimburse Mr. Nickell for his reasonable expenses in connection with the LOC, including any interest and bank fees. As of July 31, 2012, we had no amounts outstanding under the LOC and reimbursements to Mr. Nickell had not been significant.

INFORMATION ABOUT THE MEETING

Record Date and Outstanding Shares

Only stockholders of record at the close of business on ♦, 2012, the Record Date, are entitled to notice of and to vote at the Meeting.  Our only outstanding securities entitled to vote at the Meeting are shares of Common Stock.  As of the Record Date, ♦ shares of Common Stock were issued and outstanding.

Proxies and Solicitation of Proxies

A proxy is your designation of another person to vote stock you own.  That other person is called a proxy.  If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.  When you designate a proxy, you may also direct the proxy how to vote your shares.  Two of our employees, R. Stephen Beatty and Nicole N. Ressler, have been designated as the proxies to cast the votes of our stockholders at the Meeting.

The Board is soliciting your proxy to vote your shares at the Meeting.  In addition to this solicitation by mail, our directors, officers and other employees may contact you by telephone, by email, in person or otherwise to request your proxy.  These persons will not receive any additional compensation for assisting in the solicitation.  We will also request that stock brokerage firms and other nominees of street name holders forward proxy materials to the beneficial owners.  We have not retained the services of a proxy solicitor.  All costs of preparation and solicitation of proxies will be paid by us.

Stockholders of Record and “Street Name” Holders

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.  If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares.  However, you are considered the beneficial owner of those shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction form provided by that broker, bank, trust or other nominee.

Voting Procedures

To vote by mail, please sign and date your proxy card and return it as directed on the proxy card. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you hold your shares in street name, you should have received a proxy card and voting instructions with these proxy materials from your broker, bank, trust or other nominee rather than from us.

To vote by telephone or via the internet, follow the instructions on the proxy card. If you hold your shares in street name, you may vote by telephone or via the internet as instructed by your broker, bank, trust or other nominee.

If you are a stockholder of record, you may vote your shares in person by attending the Meeting and completing a ballot at the Meeting. Even if you currently plan to attend the Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Meeting. If you hold your shares in street name, you may vote your shares in person at the Meeting only if you obtain a signed letter or other document from your broker, bank, trust or other nominee giving you the right to vote the shares at the Meeting.

Revocability of Proxies

You may revoke your proxy and change your vote before your proxy is voted at the Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote as follows:

•	if you voted by telephone or via the internet, by voting again by telephone or via the internet no later than 11:59 p.m. Eastern Time on ♦, 2012;

•	if you completed and returned a proxy card, by submitting a new signed proxy card with a later date and returning as directed on the proxy card so that it is received by ♦, 2012;

•	by submitting written notice of revocation to our corporate secretary at the address shown on the accompanying notice of Meeting of stockholders so that it is received by ♦, 2012; or

•	by attending the Meeting and either voting in person or specifically requesting at the Meeting to revoke your proxy.

Attending the Meeting will not revoke your proxy unless you specifically request to revoke it or submit a ballot at the Meeting.

If you hold your shares in street name, contact your broker, bank, trust or other nominee regarding how to revoke your proxy and change your vote.

Effect of Not Submitting a Proxy Card; Broker Non-Votes

If your shares are held in your name, you must submit your proxy, vote by telephone or via the internet or attend the Meeting in person in order to vote on the proposals.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, in the absence of instructions from the beneficial owner of those shares, brokers may vote those shares on behalf of their clients with respect to “routine” matters but not with respect to non-routine matters (such as approval of the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split).  If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes with respect to routine matters but not with respect to non-routine matters. The “non-vote” with respect to non-routine matters is called a “broker non-vote.” Since there are no non-routine matters being voted on at the Meeting, we will not have any broker non-votes at the Meeting.

Quorum and Voting

At the Meeting, the inspector of elections will determine the presence of a quorum and tabulate the results of the voting by stockholders.  Under Delaware law and our bylaws, a quorum, consisting of a majority of the outstanding shares entitled to vote, must be represented in person or by proxy to transact any other business that may properly come before the meeting.  Abstentions will be included as present at the Meeting for the purpose of determining the presence of a quorum.

The holders of our Common Stock are entitled to one vote per share on all matters on which they are entitled to vote.

The affirmative vote of a majority of all of the shares outstanding and entitled to vote on the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split will be required for approval.  Abstentions will have the effect of a vote against this proposal.

All shares entitled to vote and represented by properly submitted, unrevoked proxies received prior to the Meeting will be voted at the Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly submitted proxy, the shares represented by that proxy will be voted as recommended by the Board.  If any other matters are properly presented for consideration at the Meeting, including, for example, consideration of a motion to adjourn the Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies on the proxy card will have discretion to vote on those matters in accordance with their best judgment.  We do not currently anticipate that any matters other than the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split will be presented at the Meeting.

FINANCIAL INFORMATION

Summary Historical Financial Information

The following summary of financial information was derived from our audited financial statements as of and for the years ended December 31, 2011 and December 31, 2010 and from unaudited interim financial statements as of and for the three and six months ended June 30, 2012 and June 30, 2011.  All adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of our financial condition and results of operations have been included.  Results for the three and six months ended June 30, 2012 may not be indicative of results to be realized for the entire year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes.  Please see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

Condensed Statements of Operations:
	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2012	2011	2011	2010
	(Unaudited)		(Unaudited)		(Derived from audited financials)
Revenue:
License fees	$173,453	$164,975	$488,545	$336,400	$730,635	$479,317
Peptide and consumer product sales	175,794	340,349	428,521	475,281	679,907	309,379
Consumer product sales to affiliated company	121,275	187,779	233,878	239,050	480,796	62,987

Total revenue	470,522	693,103	1,150,944	1,050,731	1,891,338	851,683
Cost of revenue:
Cost of peptide and consumer product sales	109,363	247,698	267,136	338,995	482,033	219,504
Cost of consumer product sales to affiliated company	55,094	104,995	106,852	134,525	251,274	40,990

Total cost of revenue	164,457	352,693	373,988	473,520	733,307	260,494
Gross profit	306,065	340,410	776,956	577,211	1,158,031	591,189

Operating expenses:
Research and development	87,942	90,747	175,027	315,910	501,044	748,663
Marketing and business development	269,645	244,018	572,751	448,455	937,508	622,846
General and administrative	329,235	374,889	713,811	716,681	1,417,467	1,530,333
Accounting, legal and professional fees	181,201	144,196	400,423	309,633	597,160	531,726
Depreciation and amortization	22,063	28,147	45,158	54,764	109,175	113,777

Total operating expenses	890,086	881,997	1,907,170	1,845,443	3,562,354	3,547,345

Loss from operations	(584,021)	(541,587)	(1,130,214)	(1,268,232)	(2,404,323)	(2,956,156)

Other income (expense):
Interest income	384	928	1,124	2,132	3,728	3,074
Interest expense on convertible notes payable	-	-	-	-	-	(138,979)
Interest expense on convertible notes payable, related party	-	-	-	-	-	(534,465)
Accretion of discount on convertible notes payable	-	-	-	-	-	(73,468)
Accretion of discount on convertible notes payable, related party	-	-	-	-	-	(141,440)
Debt conversion inducement expense	-	-	-	-	-	(3,806,966)
Amortization of debt issuance costs	(50,123)	-	(62,240)	-	-	-
Gain from sale of assets	-	-	-	-	6,000	-
Equity in loss of affiliated company	(29,942)	(59,065)	(47,590)	(51,073)	(85,686)	(65,601)
Change in value of option to purchase interest in affiliated company	(4,597)	(25,151)	(11,217)	(17,436)	(8,295)	3,199

Other income (expense), net	(84,278)	(83,288)	(119,923)	(66,377)	(84,253)	(4,754,646)
Net loss and comprehensive loss	$(668,299)	$(624,875)	$(1,250,137)	$(1,334,609)	$(2,488,576)	$(7,710,802)
Basic and diluted net loss from operations per share	$(0.01)	$(0.01)	$(0.02)	$(0.03)	$(0.05)	$(0.11)
Basic and diluted net loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.03)	$(0.05)	$(0.28)
Weighted average shares outstanding	49,720,255	49,720,255	49,720,255	49,720,255	49,720,255	27,124,159

Condensed Balance Sheets:	As of June 30,	As of December 31,
	2012	2011	2010
ASSETS	(Unaudited)	(Derived from audited financials)
Current assets:
Cash and cash equivalents	$739,108	$1,688,945	$4,044,309
Accounts receivable, net	219,141	239,773	235,149
Accounts receivable, affiliated company, net	117,599	200,935	52,795
Inventory	295,584	363,869	278,392
Deferred debt issuance costs, current	201,040	-	-
Prepaid expenses and other assets	119,265	64,583	63,471

Total current assets	1,691,737	2,558,105	4,674,116
Property and equipment, net	14,825	26,098	44,178
Intangible assets, net	112,412	146,297	214,068
Deferred debt issuance costs, non-current	201,590	-	-
Other long term assets	9,667	20,884	29,179
Investment in affiliated company	202,665	223,255	266,941

Total assets	$2,232,896	$2,974,639	$5,228,482

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	110,957	125,324	130,489
Accrued compensation and benefits	56,445	87,859	30,285
Accrued expenses	47,831	55,463	102,123
Deferred revenue	13,602	-	-
Deferred gross profit, affliated company	69,718	134,842	50,479
Deferred rent, current	8,341	7,155	4,847

Total current liabilities	306,894	410,643	318,223
Deferred rent, non-current	23,995	28,660	35,815

Total liabilities	330,889	439,303	354,038
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value, 25,000,000 shares: no shares issued or outstanding	-	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized;	49,721	49,721	49,721
Additional paid-in capital	49,159,261	48,542,453	48,392,985
Accumulated deficit	(47,306,975)	(46,056,838)	(43,568,262)

Total stockholders' equity	1,902,007	2,535,336	4,874,444
Total liabilities and stockholders' equity	$2,232,896	$2,974,639	$5,228,482
Net book value per share	$0.04	$0.05	$0.10

Pro Forma Financial Statements (Unaudited)

The following unaudited pro forma balance sheets as of June 30, 2012 and December 31, 2011 and the unaudited pro forma statements of operations for the fiscal year ended December 31, 2012 and for the six months ended June 30, 2012 show the pro forma effect of the Reverse Stock Split. The historical financial information was derived from our audited financial statements as of and for the year ended December 31, 2011 and from unaudited interim financial statements as of and for the six months ended June 30, 2012.

The pro forma information below gives effect to the Reverse Stock Split based on shares anticipated to be cancelled and non-recurring expenses incurred to effect the Reverse Stock Split.  The pro forma information assumes that 33,000 shares of Common Stock are purchased at a price of $0.60 per share (subject to any applicable U.S. federal, state and local withholding tax, and without interest).  Pro forma adjustments to the pro forma balance sheets are computed as if the Reverse Stock Split had occurred at June 30, 2012 and December 31, 2011, respectively, while the pro forma statements of operations are computed as if the Reverse Stock Split had occurred at the beginning of the designated periods. Anticipated cost savings resulting from the Reverse Stock Split are not reflected in the pro forma financial information.

The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been if the Reverse Stock Split had occurred as of the dates presented, or of our financial position or results of operations in the future.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in our annual report on Form 10-K for the year ended December 31, 2011 and in our quarterly report on Form 10-Q for the quarter ended June 30, 2012, which are incorporated by reference in this proxy statement.  Please see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

Condensed Pro Forma Statements of Operations (Unaudited):
	Pro Forma	Pro Forma
	Six Months Ended June 30,	Year Ended December 31,
	2012	2011

Revenue:
License fees	$488,545	$730,635
Peptide and consumer product sales	428,521	679,907
Consumer product sales to affiliated company	233,878	480,796

Total revenue	1,150,944	1,891,338
Cost of revenue:
Cost of peptide and consumer product sales	267,136	482,033
Cost of consumer product sales to affiliated company	106,852	251,274

Total cost of revenue	373,988	733,307
Gross profit	776,956	1,158,031

Operating expenses:
Research and development	175,027	501,044
Marketing and business development	572,751	937,508
General and administrative	843,811	1,547,467
Accounting, legal and professional fees	550,423	747,160
Depreciation and amortization	45,158	109,175

Total operating expenses	2,187,170	3,842,354
Loss from operations	(1,410,214)	(2,684,323)

Other income (expense):
Interest income	1,124	3,728
Interest expense on convertible notes payable	-	-
Interest expense on convertible notes payable, related party	-	-
Accretion of discount on convertible notes payable	-	-
Accretion of discount on convertible notes payable, related party	-	-
Debt conversion inducement expense	-	-
Amortization of debt issuance costs	(62,240)	-
Gain from sale of assets	-	6,000
Equity in loss of affiliated company	(47,590)	(85,686)
Change in value of option to purchase interest in affiliated company	(11,217)	(8,295)

Other income (expense), net	(119,923)	(84,253)
Net loss and comprehensive loss	$(1,530,137)	$(2,768,576)
Basic and diluted net loss from operations per share	$(8.51)	$(16.21)
Basic and diluted net loss per share	$(9.24)	$(16.72)
Weighted average shares outstanding	165,624	165,624

Condensed Pro Forma Balance Sheets (Unaudited):
	Pro Forma As of	Pro Forma As of
	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$439,308	$1,389,145
Accounts receivable, net	219,141	239,773
Accounts receivable, affiliated company, net	117,599	200,935
Inventory	295,584	363,869
Deferred debt issuance costs, current	201,040	-
Prepaid expenses and other assets	119,265	64,583

Total current assets	1,391,937	2,258,305
Property and equipment, net	14,825	26,098
Intangible assets, net	112,412	146,297
Deferred debt issuance costs, non-current	201,590	-
Other long term assets	9,667	20,884
Investment in affiliated company	202,665	223,255

Total assets	$1,933,096	$2,674,839

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	110,957	125,324
Accrued compensation and benefits	56,445	87,859
Accrued expenses	47,831	55,463
Deferred revenue	13,602	-
Deferred gross profit, affliated company	69,718	134,842
Deferred rent, current	8,341	7,155

Total current liabilities	306,894	410,643
Deferred rent, non-current	23,995	28,660

Total liabilities	330,889	439,303
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value, 25,000,000 shares; no shares issued or outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 165,624 shares issued and outstanding	49,688	49,688
Additional paid-in capital	49,139,494	48,522,686
Accumulated deficit	(47,586,975)	(46,336,838)

Total stockholders' equity	1,602,207	2,235,536
Total liabilities and stockholders' equity	$1,933,096	$2,674,839
Net book value per share	$9.67	$13.50

STOCKHOLDER COMMUNICATION AND PROXY PROPOSALS

The election of directors and other proper business may be transacted at an annual meeting of stockholders, provided that such business is properly brought before such meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) brought before the meeting by a stockholder pursuant to written notice thereof to the attention of our corporate secretary, in accordance with Section 2.13 of our bylaws, and received by us not fewer than 120 nor more than 150 days prior to the first anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. Any such stockholder notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (A) the name, principal occupation and record address of the stockholder; (B) a representation that the stockholder is entitled to vote at such meeting and a statement of the number of our shares which are beneficially owned by the stockholder; (C) the dates upon which the stockholder acquired such shares and documentary support for any claims of beneficial ownership; and, (D) the nature of the proposed business desired to be brought before the meeting, the reasons for conducting such business with reasonable particularity, including, the exact text of the proposal to be presented for adoption and any supporting statement, which proposal and supporting statement shall not in the aggregate exceed 500 words, and any material interest of the stockholder in such business. No business shall be conducted at any annual meeting of stockholders except in accordance with these requirements and applicable SEC proxy rules. The chairperson of the meeting of stockholders shall determine whether business has been properly brought before the meeting in accordance with these requirements and, if the facts so warrant, may refuse to transact any business at such meeting that has not been properly brought before the meeting. A copy of the full text of the applicable bylaw provisions may be obtained by writing to our corporate secretary.

In the event that we do not suspend our reporting obligations under the Exchange Act, stockholders who intend to present proposals at our 2013 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must ensure that such proposals are received by us no later than December 10, 2012.  Such proposals must meet the requirements of our bylaws and the SEC to be eligible for inclusion in our proxy materials. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. In order for a proposal or nomination submitted outside of Rule 14a-8 to be considered “timely” within the provisions of our bylaws, we must receive such proposal or nomination between November 10, 2012 and December 10, 2012.  Any stockholder proposals or nominations must be submitted to our corporate secretary in writing at our principal executive offices. We strongly encourage any stockholder interested in submitting a proposal or nomination to contact our corporate secretary in advance of this deadline to discuss any proposal or nomination he or she is considering, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

PROXY MATERIALS DELIVERED TO A SHARED ADDRESS

Stockholders who have the same mailing address and last name may have received a notice that your household will receive only one proxy statement.  This practice, commonly referred to as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.  A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice, from us or from your bank, broker or other registered holder, that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.  A number of banks, brokers and other registered holders with account holders who are our stockholders household our proxy materials. If you hold your shares in street name, and no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or currently receive multiple copies of the proxy materials and would like to request householding, please notify your bank, broker or other registered holder.  If you are a holder of record, and no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or currently receive multiple copies of the proxy materials and would like to request householding, please notify us in writing at 22121 17th Avenue S.E., Suite 112, Bothell, Washington 98021.  Any stockholder residing at a shared address to which a single copy of the proxy materials was delivered who wishes to receive a separate copy of our proxy statement may obtain a copy by written request addressed to R. Stephen Beatty, President and Chief Executive Officer – 22121 17th Avenue S.E., Suite 112, Bothell, Washington 98021.

WHERE YOU CAN FIND MORE INFORMATION

The Reverse Stock Split is a “going private” transaction subject to Rule 13e-3 of the Exchange Act. We have filed a Rule 13e-3 Reverse Stock Split Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse Stock Split. The Schedule 13E-3 contains additional information about us.  Copies of the Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours by any stockholder of us, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to R. Stephen Beatty, President and Chief Executive Officer – 22121 17th Avenue S.E., Suite 112, Bothell, Washington 98021.

We are currently subject to the information requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC relating to our business, financial and other matters.

You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 Washington, D.C.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public over the internet at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC.  The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in any other subsequently filed document.

This proxy statement incorporates by reference the following documents that we have previously filed with the SEC.  They contain important information about us and our financial condition.

•	Our annual report on Form 10-K for the year ended December 31, 2011
•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2012
•	Our current reports on Form 8-K filed on ♦.

Without limiting the foregoing, this proxy statement incorporates by reference our financial statements that are contained in certain documents that we have previously filed with the SEC, as follows:

•
Our audited Balance Sheets as of December 31, 2011 and 2010, our audited Statements of Operations and Comprehensive Loss for the years ended December 31, 2011 and 2010, our audited Statements of Stockholders' Equity (Deficit) for the years ended December 31, 2009, 2010 and 2011, our audited Statements of Cash Flows for the years ended December 31, 2011 and 2010 and the Notes to our audited Financial Statements, in each case that are contained in our annual report on Form 10-K for the year ended December 31, 2011; and

•
Our unaudited Condensed Balance Sheets as of June 30, 2012, our unaudited Condensed Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2012 and June 30, 2011, our unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2012 and June 30, 2011, and the Notes to our unaudited Condensed Financial Statements, in each case that are contained in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2012.

We also incorporate by reference any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act between the date of this proxy statement and the date of the Meeting.

We will provide, without charge, upon the written or oral request of any person to whom this proxy statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to R. Stephen Beatty, President and Chief Executive Officer – 22121 17th Avenue S.E., Suite 112, Bothell, Washington 98021.  These documents are also included in our SEC filings, which you can access electronically at the SEC website located at http://www.sec.gov.

OTHER BUSINESS

The Board does not intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

We have not authorized anyone to give any information or make any representation about the Reverse Stock Split or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY VOTE BY TELEPHONE OR VIA THE INTERNET OR BY DATING, SIGNING AND MAILING THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

By Order of the Board of Directors,

R. Stephen Beatty President and Chief Executive Officer

Bothell, Washington
♦, 2012

Annex A

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
HELIX BIOMEDIX, INC.

Helix BioMedix, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 1, 2000, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on December 17, 2002 (as amended, the “Certificate of Incorporation”).

SECOND:  That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Certificate of Amendment and declaring said Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

THIRD:  Immediately upon the effectiveness of this Certificate of Amendment (the “Effective Time”), each three hundred (300) issued and outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.001 per share, as constituted following the Effective Time.

FOURTH:  To accomplish the foregoing, the Certificate of Incorporation is hereby amended by adding the following paragraph as paragraph (e) of ARTICLE IV, Section 4.01 to read in its entirety as follows:

“(e)           Effective as of the effectiveness of the amendment to this Certificate of Incorporation adding this paragraph (e) to ARTICLE IV, Section 4.01 (this “Amendment”) and without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-three hundredth (1/300th) of a fully paid and nonassessable share of Common Stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any registered holder of shares of Common Stock immediately prior to the time this Amendment becomes effective, and that instead of issuing such fractional shares to such holders, such fractional shares shall be cancelled and converted into the right to receive the cash payment of $0.60 per share (subject to any applicable U.S. federal, state and local withholding tax) on a pre-split basis to each stockholder owning shares of Common Stock immediately prior to the effective time of this Amendment.”

FIFTH:  That, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Certificate of Amendment.

SIXTH:  That said Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this ____ day of ____________, 2012.

HELIX BIOMEDIX, INC.

By:
R. Stephen Beatty, President and Chief Executive Officer

Annex B

August 16, 2012

CONFIDENTIAL

The Board of Directors
Helix BioMedix, Inc.
22121 17th Avenue SE
Suite 112
Bothell, WA 98021

Dear Members of the Board:

The Board of Directors of Helix BioMedix, Inc. (“Helix” or the “Company”) is contemplating a reverse stock split of the Company’s common stock, as a result of which certain holders of the Company’s common stock (the “Compensated Shareholders”) will be entitled to receive $0.60 in cash (the “Purchase Price”) per pre-split share of common stock that they owned immediately prior to the reverse stock split as consideration for any fractional shares resulting from the reverse stock split (collectively the “Transaction”).  In the context of the Transaction, you have asked us to advise you with respect to the fairness, from a financial point of view, of the cash consideration to be received by the Compensated Shareholders resulting from the Transaction.

In arriving at our opinion, we have, among other things:

(i)
Reviewed, without any independent verification or due diligence being performed by us, certain publicly filed and available financial information, as well as non-publicly available financial information, both internally generated and audited, and other data relating to Helix and its financial prospects that were provided to us by the management of Helix, including the financial statements and financial forecasts and estimates prepared by the management of Helix (together, the “Prospective Financial Information”);

(ii)	conducted discussions with members of the senior management of Helix, the Board of Directors of Helix, and Helix’s auditing firm concerning the businesses and financial prospects of the Company;

(iii)
reviewed publicly-available financial and stock market data for Helix as well as with respect to certain companies in lines of businesses that we believe to be generally relevant to the business of Helix;

(iv)
compared the financial terms of the proposed Transaction with publicly-available financial terms of certain other transactions that we believe to be generally relevant to Helix and the Transaction; and

The Board of Directors
Helix BioMedix, Inc.
August 16, 2012

(v)	conducted such other financial studies, analyses and investigations, and considered such other information financial, economic and market criteria, as we deemed necessary or appropriate.

We were not asked to, nor do we offer any opinion as to the underlying business decision of Helix or the relative merits of the Transaction in comparison to other business strategies or transactions that might be available to Helix. Moreover, we were not asked to, nor do we offer any opinion regarding the non-financial terms of the Transaction, or whether any alternative transaction might produce consideration for the Compensated Stockholders in excess of the amount contemplated in the Transaction. Finally, we were not asked to, nor do we offer any opinion as to the fairness, from a financial point of view or otherwise, of the Transaction as it relates to those stockholders that are not Compensated Stockholders.

In our review and analysis and in formulating our opinion, we have assumed and relied upon, without any independent verification, the accuracy and completeness of the financial and other information provided to or discussed with, or reviewed by, us for the purpose of this opinion.  With respect to the prospective non-public financial information (the “Prospective Financial Information”) provided to us by Helix, we have assumed and relied without any independent verification upon the reasonableness and accuracy of the Prospective Financial Information provided to us and that such Prospective Financial Information has been reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of Helix’s management.  We express no opinion with respect to such Prospective Financial Information or the assumptions upon which it is based.  We have not reviewed any of the books and records of Helix, spoken with any commercial partners or customers, assumed any responsibility for conducting a physical inspection of the properties or facilities of Helix or made any independent valuation or appraisal of the assets or liabilities of Helix.

In rendering our opinion, we have, with your consent, made the following assumptions:  (i) that the Transaction will be effected by a proxy statement (the “Proxy Statement”) filed publicly with the Securities and Exchange Commission, (ii) that the final filed Proxy Statement will describe a transaction that is not different in any material respect from the Transaction, and (iii) that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Transaction.

Our opinion expressed herein is provided for the information of the Board of Directors of Helix in its evaluation of the proposed Transaction and may not be relied upon by any third party or used for any other purpose.  This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance.  We do, however, provide our consent to reproduce this opinion, in full, in any filing required to be made with the Securities and Exchange Commission.  Our opinion is based on economic, market and other conditions and circumstances as in effect on the date of this letter and the information made available to us as of such date.  Subsequent developments may affect this opinion and we do not undertake, nor do we have, any obligation to update, revise, or reaffirm this opinion.

The Board of Directors
Helix BioMedix, Inc.
August 16, 2012

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the consideration to be received by the Compensated Stockholders in connection with the Transaction pursuant to the Proxy Statement is fair, from a financial point of view.

Very truly yours,
CASCADIA CAPITAL LLC

i DETACH PROXY CARD HERE i

Please mark your votes with an X as indicated in this example:	☒

REVERSE STOCK SPLIT

Proposal to effect a 1-for-300 reverse stock split of the Company’s Common Stock, by amending the Company’s Certificate of Incorporation, as further described in the Company’s proxy statement dated [___], 2012 relating to the Special Meeting of Stockholders to be held on [___], 2012.

☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the Special Meeting or any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE REVERSE STOCK SPLIT, AND AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

IMPORTANT—PLEASE SIGN AND DATE AND RETURN PROMPTLY

Dated: _____________________, 2012

(Signature)

(Signature if held jointly)
(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

Please Detach Here
i You Must Detach This Portion of the Proxy Card i
Before Returning it in the Enclosed Envelope

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
HELIX BIOMEDIX, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
[__], 2012

The undersigned stockholder of Helix BioMedix, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders of the Company to be held on [__], 2012 at [__] A.M. local time, at [__], and hereby revokes all previous proxies and appoints R. Stephen Beatty or Nicole N. Ressler, or either of them, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Special Meeting, or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

(Continued and to be signed on other side.)